Exhibit 10.1

AMENDED AND RESTATED

LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT

OF

CNL INCOME GW PARTNERSHIP, LLLP

Dated: As of October 11, 2005

i

ii

iii

CNL INCOME GW PARTNERSHIP, LLLP

AMENDED AND RESTATED

LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) is made and entered into as of October 11, 2005 (the “Effective Date”), by and among (i) CNL INCOME GW GP, LLC, a Delaware limited liability company (“CNL GP” or “General Partner”), (ii) CNL INCOME PARTNERS, LP, a Delaware limited partnership (“CNL LP”), and (iii) GREAT BEAR LODGE OF WISCONSIN DELLS, LLC, a Delaware limited liability company (“GW LP”).

RECITALS

A. CNL LP, GW LP, Great Bear Lodge of Sandusky, LLC, a Delaware limited liability company that is an Affiliate of GW LP (“Wolf Sandusky”), and Great Wolf Resorts, Inc., a Delaware corporation that is an Affiliate of GW LP (“Great Wolf Resorts”), entered into that certain Venture Formation and Contribution Agreement dated as of October 3, 2005 (the “Formation Agreement”), which provides for, among other things, the formation of a limited liability limited partnership in Delaware to be known as CNL Income GW Partnership, LLLP (the “Partnership”) and the execution of this Agreement.

B. Pursuant to the Formation Agreement, the Partnership was formed by its original general partner, Wolf Sandusky, and its original limited partners, GW LP and Wolf Sandusky.

C. Pursuant to the Formation Agreement and as of the Effective Date, (i) CNL GP has acquired the entire general partner partnership interest in the Partnership of Wolf Sandusky, and (ii) CNL LP has acquired the entire limited partner partnership interest in the Partnership of Wolf Sandusky and a portion of the limited partner partnership interest in the Partnership of GW LP.

D. In connection with the transactions contemplated in the Formation Agreement, the parties hereto desire to enter into this Agreement for the purpose of setting forth in writing the terms and provisions of their agreements as to the Partnership.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CNL GP, CNL LP and GW LP agree as follows:

ARTICLE 1

FORMATION AND AMENDMENT

Section 1.1 Organization. The Partnership was organized as a Delaware limited liability limited partnership pursuant to the Act.

Section 1.2 Agreement; Effect of Inconsistencies with Act. The Partners agree to the terms and conditions of this Agreement, as it may from time to time be amended, supplemented or restated according to its terms. The Partners intend that this Agreement, the Formation Agreement, the Development Agreement, and any other agreements to be entered into pursuant to the Formation Agreement, shall be the sole source of the agreement among the parties, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make such provision effective under the Act. If the Act is subsequently amended or interpreted in such a way as to validate a provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. Each Partner shall be entitled to rely on the provisions of this Agreement, and no Partner shall be liable to the Partnership or to any other Partner for any action or refusal to act taken in good faith reliance on this Agreement. The Partners and the Partnership agree that the duties and obligations imposed on the Partners as such shall be those set forth in this Agreement, which is intended to govern the relationship among the Partnership and the Partners, notwithstanding any provision of the Act or common law to the contrary.

Section 1.3 Name. The name of the Partnership shall be “CNL Income GW Partnership, LLLP” and such name shall be used at all times in connection with the conduct of the Partnership’s business.

Section 1.4 Effective Date. This Agreement shall become effective as of the date set forth in the first paragraph on page 1 of this Agreement.

Section 1.5 Term. The Partnership shall have perpetual existence and shall continue until the Partnership is dissolved and its affairs wound up in accordance with this Agreement and the Act.

Section 1.6 Certificate of Limited Partnership; Statement of Qualification. On October 7, 2005, a Certificate of Limited Partnership for the Partnership was filed with the Secretary of State pursuant to the Act. On that date, a Statement of Qualification for the Partnership was also filed with the Secretary of State pursuant to the Act qualifying the Partnership as a limited liability limited partnership under the Act. On the Effective Date, a Certificate of Amendment to the Certificate of Limited Partnership was filed with the Secretary of State pursuant to the Act to reflect the change in the general partner of the Partnership described in the Recitals above. The General Partner shall take all other actions deemed by it to be necessary or appropriate from time to time to comply with all applicable requirements for the operation and, when appropriate, termination of the Partnership as a limited liability limited partnership under the Act.

Section 1.7 Registered Agent and Office. The Partnership’s registered agent for service of process and registered office in the State of Delaware shall be that Person and location reflected in the Certificate. The General Partner may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. If the registered agent ceases to act as such for any reason or the registered office shall change, the General Partner shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

Section 1.8 Principal Place of Business. The Partnership’s principal place of business shall be located at c/o CNL Income Properties, Inc., CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801-3336. The General Partner may change the location of the Partnership’s principal place of business from time to time; provided that the General Partner shall provide notice of such change to each of the Limited Partners. The General Partner shall make any filing and take any other action required by applicable law in connection with the change and shall give notice to all Partners of the new location of the Partnership’s principal place of business promptly after the change becomes effective. The General Partner may establish and maintain additional places of business for the Partnership.

Section 1.9 Foreign Qualifications. The Partnership shall qualify to do business as a foreign limited partnership in each jurisdiction in which the nature of its business requires such qualification. The General Partner may select any Person permitted by applicable law to act as registered agent for the Partnership in each jurisdiction in which it is qualified to do business, and may replace any such Person from time to time.

Section 1.10 Partner’s Qualifications. Each Partner shall maintain its respective existence and good standing under the laws of its state of formation, and its qualification to do business in such jurisdictions where such qualifications are required.

ARTICLE 2

DEFINITIONS

Section 2.1 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) references in this Agreement to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) the words “hereto,” “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the word “including” means “including, but not limited to”; (vii) the words “not including” mean “excluding only”; (viii) the headings in this Agreement are for convenience only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of any of the provisions of this Agreement; and (ix) all Schedules and Exhibits to this Agreement are incorporated herein by this reference thereto as if fully set forth herein, and all references herein to this Agreement shall be deemed to include all such incorporated Schedules and Exhibits.

Section 2.2 Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings (unless otherwise expressly provided herein):

Act: The Delaware Revised Uniform Limited Partnership Act in its present form or as amended from time to time.

Additional Capital Contributions: The additional Capital Contributions required to be made by the Partners pursuant to Section 4.3.

Adjusted Basis: The basis for determining gain or loss for federal income tax purposes from the sale or other disposition of property, as defined in Section 1011 of the Code.

Adjusted Capital Account Balance: With respect to any Partner, at any given time, the Capital Account balance of such Partner after taking into account all adjustments to such Capital Account required to be made pursuant to Section 4.4 and after crediting to such Capital Account any amount which such Partner is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5).

Adjusted Capital Account Deficit. With respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amount which such Partner is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Affiliate: As to any Person, any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities or a partnership or membership interest, by contract or otherwise.

Agreement: This Limited Liability Limited Partnership Agreement in its present form or as amended, supplemented or restated from time to time.

Appraisal Date: As defined in Section 8.8.

Assignee: A Person to whom a Partnership Interest is Transferred and who is not admitted to the Partnership as a Partner.

Bank Accounts: As defined in Section 7.2.

Bankruptcy Law: As defined in Section 10.1(e).

Bona Fide Third Party Offer: As defined in Section 12.5.

Business Day: Any day other than a Saturday, a Sunday or a day on which national banks in the State of Florida or the State of Wisconsin are not open for business or are authorized by law to close.

Buy-Out Notice: As defined in Section 8.6.

Capital Account: The capital account of a Partner maintained in accordance with Section 4.4.

Capital Contribution: Any property (including money) from time to time contributed by a Partner to the Partnership or deemed contributed by a Partner to the Partnership, including, but not limited to, pursuant to Section 4.2, Section 4.3, Section 4.7, Section 10.2 or Section 10.4.

Capital Proceeds: The cash proceeds received by the Partnership or the Subsidiaries from a Capital Transaction (excluding the proceeds of rental or business interruption insurance) which are not used by the Partnership or the Subsidiaries to pay for the costs and expenses incurred in connection with the Capital Transaction, including, in the case of casualty or condemnation, the costs and expenses of collecting the insurance proceeds or the condemnation award, as the case may be, and are not placed in any reserve established for working capital, maintenance, repairs, replacements, capital improvements, contingent or unforeseen liabilities or obligations or to meet anticipated expenses during such period; all as are reasonably necessary in the efficient conduct of the Partnership’s business or as are required by the Hotel Management Agreements. Capital Proceeds shall include all payments of principal of, and interest on, any promissory note or other obligation received by the Partnership or the Subsidiaries in connection with a Capital Transaction and shall be increased by any reduction of reserves previously established out of Capital Proceeds.

Capital Transaction: A transaction in which the Partnership or any of the Subsidiaries, (i) borrows money (ii) sells, exchanges or otherwise disposes of all or any part of its property, including a sale or other disposition pursuant to a condemnation but excluding sales of miscellaneous items of property such as used equipment and retail sales in the ordinary course of business, or (iii) receives the proceeds of property damage insurance, or any other transaction that, in accordance with GAAP, is considered capital in nature.

Carrying Value: Carrying Value means, with respect to any asset, the Adjusted Basis of the asset, except as follows:

(i) the initial Carrying Value of an asset contributed by a Partner to the Partnership after the Effective Date shall be the gross fair market value of the asset, as agreed to (A) in Section 4.2(a) as to the Initial Contributed Property and (B) by the General Partner and GW LP at the time the asset is contributed with respect to any other assets;

(ii) the Carrying Values of the Partnership’s and the Subsidiaries’ assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Assignee or Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner or an Assignee of more than a de minimis amount of property as consideration for all or part of a Partnership Interest or an Assignee’s Economic Rights; and (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); but adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iii) the Carrying Value of an asset of the Partnership distributed to a Partner shall be adjusted to equal the gross fair market value of the asset on the date of distribution as reasonably determined by the General Partner; and

(iv) the Carrying Values of the Partnership’s and the Subsidiaries’ assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of those assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that those adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m) and Section 5.2(h); but the Carrying Values shall not be adjusted pursuant to this clause (iv) to the extent the General Partner reasonably determines that an adjustment pursuant to clause (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Carrying Value of an asset is determined or adjusted pursuant to clauses (i), (ii) or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing profit or loss hereunder.

Certificate: The Certificate of Limited Partnership of the Partnership filed with the Secretary of State, as amended from time to time in accordance with the Act.

CNL GP: As defined in the Preamble.

CNL Partner(s): CNL GP and CNL LP, individually or collectively as the context requires. Unless otherwise provided herein, any distributions or allocations that are made to “the CNL Partners” shall be made between the CNL Partners in the same ratio that the Percentage Interest of each CNL Partner bears to the Percentage Interests of all CNL Partners.

CNL Preferred Distribution: A non-cumulative and non-compounded return commencing as of the Effective Date equal to eleven percent (11.00%) for each twelve (12) month period following the Effective Date through the term of this Agreement on the Unreturned Capital of the CNL Partners outstanding from time to time.

Code: The Internal Revenue Code of 1986, as in effect and hereafter amended.

Competitor: A Person (other than Great Wolf Resorts or an Affiliate of Great Wolf Resorts) that operates, or owns and operates, at least three (3) themed resorts or lodges or ten (10) non-themed resorts or lodges which each include an indoor water park that is at least thirty thousand (30,000) square feet in size consisting of at least six (6) separately identifiable Water Amenities, but excluding any Person that, at the time in question, already owns or operates a Great Wolf Lodge, a Blue Harbor Resort or any other resort or lodge under a brand which is owned by Great Wolf Resorts or any of its Affiliates.

Competing Facility: A resort or lodge that is not owned or operated by Great Wolf Resorts or any of its Affiliates and that includes an indoor water park that is at least thirty thousand (30,000) square feet in size.

Contributed Property: All property (other than cash) contributed to the Partnership as a Capital Contribution.

Contributing Partner: Any Partner who contributes property (other than cash) to the Partnership as a Capital Contribution.

Defaulting Partner: A Partner or Partners with respect to which an Event of Default has occurred and is continuing.

Dells Attraction Addition: As defined in the Formation Agreement.

Dells Owner: CNL Income GW WI-DEL, LP, a Delaware limited partnership that will own the Dells Hotel Property and is a wholly-owned subsidiary of the Partnership.

Dells Hotel Property: The Dells Hotel, as such term is defined in the Formation Agreement.

Dells Hotel Tenant Entity: CNL Income GW WI-DEL Tenant, LP, a Delaware limited partnership.

Depreciation: For each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its Adjusted Basis on the Effective Date or at the beginning of a subsequent Fiscal Year, Depreciation shall be determined in a manner permitted by the Regulations promulgated under Section 704(c). To the extent consistent with such Regulations, Depreciation shall be an amount which bears the same ratio to the beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year (or part thereof) bears to such beginning Adjusted Basis.

Development Agreement: As defined in the Formation Agreement.

Distribution: A transfer of property (including cash) by the Partnership to a Partner or an Assignee on account of a Partnership Interest or Economic Rights, respectively, pursuant to Section 5.1 or Section 13.3.

Documents: As defined in Section 6.6.

Earn Out Amount: The 2007 Dells Earn Out Amount, the 2007 Sandusky Earn Out Amount, the 2008 Dells Earn Out Amount or the 2008 Sandusky Earn Out Amount, as the case may be.

Economic Rights: With respect to an Assignee, the Assignee’s rights to receive allocations of items of income, gain, deduction and loss and Distributions.

Effective Date: As defined in the first paragraph of this Agreement above.

Emergency Costs: Costs and expenses required to (a) correct a condition that if not corrected would endanger imminently the preservation or safety of a Hotel Property or the safety of tenants, guests or other persons at or using a Hotel Property, (b) avoid the imminent suspension of any necessary service in or to a Hotel Property, or (c) prevent any of the Partners or any Subsidiary from being subjected imminently to criminal or substantial civil penalties or damage.

Event of Default: As defined in Section 10.1.

Fair Market Value: As defined in Section 8.8.

First Mortgage Loan: The loan or loans to the Partnership and/or the Hotel Entities that the parties intend for the Partnership to obtain as soon as possible after the Effective Date, which loan or loans will be secured in whole or in part by a first priority mortgage of the Dells Hotel Property and the Sandusky Hotel Property.

First Offer: As defined in Section 8.3(e).

Fiscal Quarter: Each calendar quarter in each Fiscal Year.

Fiscal Year: The calendar year.

Formation Agreement: As defined in the Recitals above.

GAAP: Generally accepted accounting principles as applied in the United States of America.

General Partner: CNL Income GW GP, LLC, a Delaware limited liability company, or any successor general partner.

Great Wolf Resorts: As defined in the Recitals above.

GW LP: As defined in the Recitals above.

GW LP Buy-Out Price: The amount GW LP would be entitled to receive under this Agreement if, on the date of the calculation thereof, the Hotel Properties and other non-cash assets of the Partnership and its Subsidiaries were all sold for their fair market value, determined in accordance with Section 8.8, the Partnership was dissolved, and the proceeds from such sale (after giving effect to the payment of all of the debts and liabilities of the Partnership and Subsidiaries and all contributions, distributions and allocations that would be made hereunder for all fiscal periods through such date) were distributed to the Partners in accordance with Section 13.3.

GW Manager: Great Lakes Services, LLC, a Delaware limited liability company.

GW Management Agreement: Each of the hotel management agreements in effect as of the Effective Date (or thereafter entered into in accordance with the Formation Agreement) between each of the Tenants and the GW Manager, in its present form or as amended, supplemented or restated from time to time.

GW Preferred Distribution: A non-cumulative and non-compounded return commencing as of the Effective Date equal to eleven percent (11.00%) for each twelve (12) month period following the Effective Date through the term of this Agreement on the Unreturned Capital of GW LP outstanding from time to time.

Hotel Entities: Collectively, the Dells Owner and the Sandusky Owner and any other Subsidiary that is formed by the Partnership to acquire any additional hotel property.

Hotel Entity General Partners: With respect to the Dells Owner, CNL Income GW WI-DEL GP, LLC, a Delaware limited liability company, and with respect to the Sandusky Owner, CNL Income GW Sandusky GP, LLC, a Delaware limited liability company, and with respect to any other Hotel Entity, the entity that is the general partner thereof.

Hotel Manager: GW Manager, or, in the case of the termination of either of the GW Management Agreements, any other Hotel Manager selected by the General Partner to manage the Hotel Property as to which the applicable GW Management Agreement was terminated.

Hotel Management Agreement(s): Each GW Management Agreement, dated as of the date of this Agreement, between the Dells Hotel Tenant Entity and the Hotel Manager or between the Sandusky Hotel Tenant Entity and the Hotel Manager, as the case may be, or any similar management agreement between either of the Tenants and a Hotel Manager arising after a Management Agreements Termination Date.

Hotel(s): The (i) 309-room hotel and recreational facilities known as the “Great Wolf Lodge-Wisconsin Dells” located in Lake Delton, Wisconsin, and (ii) the 271-room hotel and recreational facilities known as the “Great Wolf Lodge-Sandusky” located in Sandusky, Ohio, and (iii) any other hotel property acquired by the Partnership or any of its Subsidiaries.

Hotel Property: Any one of the Hotel Properties.

Hotel Properties: At any given time, the hotel properties acquired and owned by the Partnership and its Subsidiaries, including, but not limited to, the Dells Hotel Property and the Sandusky Hotel Property.

Independent Manager: A duly appointed member of the board of managers of the SPE General Partner, who may not have been at the time of such individual’s appointment, and may not have been at any time, and shall not be at any time during such individual’s appointment (i) a member, manager, officer, director, employee, attorney or counsel of the SPE General Partner or any of its respective members, subsidiaries or Affiliates (with the exceptions of serving as an Independent Manager or independent director of the SPE General Partner or another so-called Special Purpose Entity other than an Excluded Entity, as defined below), (ii) a customer of, or supplier to, or service provider (including a provider of professional services) to, the SPE General Partner or any of its respective members, subsidiaries or Affiliates (other than consumer transactions, such as hotel guest or senior living facility stays, in the ordinary course of business), (iii) a Person controlling or under common control with any such member, supplier or customer, or (iv) a member of the immediate family of any such member, director, officer, employee, supplier or customer or a member of the immediate family of any Person in (i), (ii) and (iii). As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities or a partnership or membership interest, by contract or otherwise. The term “Excluded Entity” means each of CNL Income GW WI-DEL GP, LLC, a Delaware limited liability company, CNL Income GW WI-DEL, LP, a Delaware limited partnership, CNL Income GW Sandusky GP, LLC, a Delaware limited liability company, CNL Income GW Sandusky, LP, a Delaware limited partnership, CNL Income GW Corp., a Delaware corporation, CNL Income GW WI-DEL Tenant, LP, a Delaware limited partnership, and CNL Income GW Sandusky Tenant, LP, a Delaware limited partnership.

Initial Contributed Property: The Dells Hotel Property and related personal property contributed to the Partnership and the Sandusky Hotel Property and related personal property contributed to the Partnership.

Initial Contributed Property Value: The sum of the agreed upon fair market values of the Dells Hotel Property and related personal property contributed to the Partnership and the Sandusky Hotel Property and related personal property contributed to the Partnership as set forth in Section 4.2(a).

Lender: A commercial or savings bank, savings and loan association, public or privately-held fund engaged in real estate and/or corporate lending, pension fund, insurance company, endowment fund or trust, real estate investment trust, government agency, or quasi-governmental agency, such as a board, bureau, authority or department of any federal, state or local government, any corporation established by or for the benefit of any federal, state or local governmental agency or authority, any asset manager or investment advisor acting on behalf of any such entity, or any entity composed of one or more of the foregoing.

License Agreements: Those certain license agreements to be entered into as of the Effective Date pursuant to the Formation Agreement by and between Great Lakes Services,

LLC, a Delaware limited liability company that is an Affiliate of GW LP, and the applicable Tenant for each of the Hotels for the purpose of licensing to such Tenant the right to use the name “Great Wolf Lodge” and any other intangible property licensed by Wolf in connection with the operation of the Hotels.

Limited Partners: Each of CNL LP and GW LP and any other Person who becomes a limited partner of the Partnership.

Loan: Any loan made by a Lender to the Partnership or any of the Subsidiaries.

Loan Document: Any one of the Loan Documents.

Loan Documents: All loan documents evidencing a Loan including, without limitation, a loan agreement and any other document, certificate, agreement or instrument necessary or incidental to the execution, delivery or performance thereof, including all amendments, supplements, restatements, modifications and refinancings thereof and thereto.

Major Decisions: As defined in Section 6.4.

Management Agreements Termination Date: The date upon which all Hotel Management Agreements between GW Manager and any Tenant have terminated by their terms or otherwise.

Management Rights: The rights, if any, of a Partner to participate in the management of the Partnership, including the rights to receive information, to inspect and audit the books and records and to vote on, consent to, or approve actions of the Partnership.

Mortgage: Any mortgage, deed of trust, or similar security document encumbering any or all of the Hotel Properties.

Necessary Expenditures: (a) all Emergency Costs, and (b) all other expenditures whether or not of a recurring nature that are necessary for the Partnership, or any Subsidiary to preserve, operate, maintain, improve or protect any of the Hotel Properties, including payment of any amounts due under the Hotel Management Agreements, debt service or other payments required to be made by the Partnership as part of a Loan, if any, insurance payments, real estate tax payments, utility costs, repair and maintenance costs, costs of compliance with federal, state and local laws, codes, rules or regulations, and any other operating expenses or capital expenses.

Net Cash Flow: For any specified period, an amount equal to the sum of (a) all cash revenues received by the Partnership during such period from any source (including proceeds of rental or business interruption insurance, but excluding funds received as Capital Contributions or Capital Proceeds), and (b) amounts set aside as reserves during earlier periods where, and to the extent, such reserves are no longer reasonably necessary in the efficient conduct of the Partnership’s business or are required by the Hotel Management Agreements, reduced by the sum of (i) any amounts contributed by the Partnership to a Subsidiary to satisfy any shortfall in Net Cash Flow, as determined on a Subsidiary by Subsidiary basis, (ii) cash expenditures by the Partnership during such period for real estate taxes, management fees and other costs and expenses in connection with the normal conduct of the Partnership’s businesses, (iii) all payments by the Partnership during such period of principal of and interest on any Loan, and other obligations of the Partnership for borrowed money, including loans made by a Partner, (iv) all cash expenditures by the Partnership during such period for the acquisition of property, for construction period interest and taxes and for loan fees, whether or not capitalized, and for capital improvements and/or replacements, and (v) such reserves as are established for working capital, maintenance, repairs, replacements, capital improvements, contingent or unforeseen liabilities or obligations and to meet anticipated expenses during such period as are reasonably necessary in the efficient conduct of the Partnership’s business or as are required by the Hotel Management Agreements, but only to the extent the payments and expenditures described in clauses (iii) and (iv) are not made from funds received as advances under any Loan or from any Capital Contributions or Capital Proceeds or from cash reserves of the Partnership which were established during, and deducted in determining Net Cash Flow for, any earlier period and the reserves described in clause (v) are not established from funds received as Capital Contributions or Capital Proceeds. Net Cash Flow shall include distributions and receipts from Subsidiaries.

NOI: With respect to each of the Dells Hotel Property and the Sandusky Hotel Property, has the meaning given to such term in the Hotel Management Agreement for such Hotel Property.

Nondefaulting Partner: A Partner or Partners other than a Defaulting Partner.

Nonrecourse Deductions: As defined in Regulations Section 1.704-2(b)(1).

Notices: As defined in Section 14.1.

Offeree: As defined in Section 8.3(a).

Offeror: As defined in Section 8.3(a).

Offered Interest: As defined in Section 8.3(a).

Offering Notice: As defined in Section 8.3(a)

Operating Lease: A lease between a Hotel Entity that owns a Hotel Property and the Tenant that leases such Hotel Property from such Hotel Entity, including, but not limited to, that certain (i) Lease Agreement, dated as of the date of this Agreement, between the Dells Owner, as landlord, and the Dells Hotel Tenant Entity, as tenant, and (ii) Lease Agreement, dated as of the date of this Agreement, between the Sandusky Owner, as landlord, and the Sandusky Hotel Tenant Entity, as tenant, each as amended or replaced from time to time.

Partner Minimum Gain: “Partner nonrecourse debt minimum gain” as defined in Regulations Section 1.704-2(i)(2).

Partner Nonrecourse Debt: As defined in Regulations Section 1.704-2(b)(4).

Partner Nonrecourse Deductions. As defined in Regulations Section 1.704-2(i)(l).

Partners: The Limited Partners and the General Partner.

Partnership: The limited liability limited partnership formed pursuant to this Agreement, and any successor limited liability limited partnership which continues the business of CNL Income GW Partnership, LLLP, and is a reformation or reconstitution of CNL Income GW Partnership, LLLP.

Partnership Interest: With respect to a Partner, the Partner’s entire ownership interest in the Partnership, including the Partner’s rights to receive allocations of items of income, gain, deduction and credit and Distributions.

Percentage Interest: The percentage interest from time to time of each Partner in the Partnership, as such percentage interest may be adjusted from time to time pursuant to any provision of this Agreement that provides for such adjustment.

Partnership Minimum Gain. As defined in Regulations Section 1.704-2(d).

Permitted Transferee: An Affiliate of a Partner.

Person: An individual, corporation, trust, association, unincorporated association, estate, partnership, joint venture, limited partnership, limited liability company or other legal entity, including a governmental entity.

Prime Rate: The prime rate of interest (or its equivalent) as published from time to time in the Money Rates column of The Wall Street Journal or any successor newspaper (or, if The Wall Street Journal and all successor newspapers cease publication, another nationally recognized newspaper mutually selected by the General Partner and GW LP), said prime rate to change from time to time as and when the change is published.

Proposing Partner: As defined in Section 12.1.

Rating Agency: As defined in Section 3.4(f).

Rating Agency Condition: As defined in Section 3.4(f).

Regulations: The permanent and temporary regulations, and all amendments, modifications and supplements thereof, from time to time promulgated by the Secretary of the Treasury under the Code.

Sandusky Hotel Property: The Sandusky Hotel, as such term is defined in the Formation Agreement.

Sandusky Hotel Tenant Entity: CNL Income GW Sandusky Tenant, LP, a Delaware limited partnership.

Sandusky Owner: CNL Income GW Sandusky, LP, a Delaware limited partnership that will own the Sandusky Hotel Property and is a wholly-owned subsidiary of the Partnership.

Secretary of State: The Secretary of State of the State of Delaware.

SPE General Partner: The sole general partner of the Partnership, which shall at all times (i) be a Delaware limited liability company or a Delaware corporation, (ii) maintain the separateness covenants of Section 3.4, below and (iii) have at least two (2) Independent Managers, who will be elected by a majority of such SPE General Partner’s members holding a majority of the equity interests of the SPE General Partner. To the fullest extent permitted by law, including Section 18-1101(c) of the Delaware Limited Liability Company Act and the Act, the Independent Managers will consider only the interest of the Partnership, including its respective creditors, in acting or otherwise voting on matters referred to in Section 3.4 or when acting on behalf of the Partnership. No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, will be effective until such successor will have accepted his or her appointment as an Independent Manager by written instrument. In the event of a vacancy in the position of an Independent Manager, the member of the SPE General Partner will, as soon as practicable, elect or designate a successor Independent Manager. All right, power and authority of the Independent Managers will be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in the SPE General Partner’s limited liability company agreement. Except as provided in the second sentence of this definition above, in exercising the rights and performing the duties under the SPE General Partner’s limited liability company agreement, any Independent Manager will have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Manager will at any time serve as trustee in bankruptcy for an affiliate of the SPE General Partner or the Partnership.

Subsidiaries: The Hotel Entities, the Hotel Entity General Partners and any other entity wholly owned, directly or indirectly, by the Partnership.

Tenant(s): The Dells Hotel Tenant Entity and the Sandusky Hotel Tenant Entity, individually or collectively as the context requires, and any other Affiliate of the Partnership that is formed to be a tenant of any additional hotel property acquired by a Hotel Entity.

Third Party Offer: As defined in Section 8.3(e).

Transfer and Transferred: (a) an assignment, pledge, encumbrance or other transfer in any manner of a Partner’s Partnership Interest or an Assignee’s Economic Interest, (b) any transfer of direct or indirect legal and/or beneficial interests (whether partnership interests, stock, limited liability company membership interests or otherwise) in a Partner or an Assignee or in any owner or owners of a Partner or an Assignee, whether occurring in one or a series of transactions, that results in the transfer of fifty percent (50%) or more of the direct or indirect ownership interests or voting power in a Partner or Assignee, or (c) any change in the actual or effective voting control of a Partner or Assignee or an owner of such Partner or Assignee, but excluding in all cases any transfer of publicly traded stock and any public offering of equity ownership interests in a Partner or an Assignee by its parent company or other owner of such Partner or Assignee, or entity that itself or through its ownership of legal or beneficial interests in one or more other entities holds legal or beneficial interests or voting power in such an owner. As used in this definition, the term “owner” means (i) the holder of legal or beneficial interests or voting power in a Partner or Assignee and (ii) the holder of direct or indirect legal or beneficial interests or voting power in an owner (as defined in clause (i) above); and the term “direct or indirect” shall mean the holder of a legal or beneficial interest or voting power in a Partner or an Assignee or an owner directly by a Person or indirectly through such Person’s ownership of legal or beneficial interests or voting power in an owner (as defined above) or in an entity that itself, or through its ownership of interests or voting power in one or more other entities, holds legal or beneficial interests or voting power in an owner. Notwithstanding the foregoing, the merger or consolidation of any owner with any other Person shall not constitute the transfer of a Partner’s Partnership Interest or the transfer of an Assignee’s Economic Interest under this definition or for any other purpose under this Agreement unless the principal purpose of such merger or consolidation is to avoid the restrictions on transfers of Partnership Interests or Economic Interests set forth in this Agreement.

Unreturned Capital: With respect to each Partner, as of any date, an amount (but not less than zero) equal to the excess of (i) the aggregate amount of such Partner’s Capital Contributions before such date, over (ii) the aggregate amount of Capital Proceeds distributed to such Partner before such date pursuant to Section 5.1(b)(i), the amount of the proceeds of the First Mortgage Loan distributed to such Partner pursuant to Section 4.8, and, in the case of GW LP, the amounts distributed to GW LP pursuant to Section 4.2.

Water Amenities: Large, water-based attractions commonly located in commercial water amusement parks, indoor or outdoor, including water slides, “lazy river” inner tube rides, and wave pools, but specifically excluding indoor and outdoor pools and related amenities (e.g. diving boards, water basketball equipment, water volleyball equipment, and personal flotation devices) commonly developed and operated by major hotel or motel chains, or the franchisees of same.

Wolf Sandusky: As defined in the Recitals above.

ARTICLE 3

BUSINESS, PURPOSES AND POWERS

Section 3.1 Business and Purposes. The sole business of the Partnership shall be and the purposes of the Partnership shall be limited to (i) owning, holding and disposing of ownership interests (as a partner, member or shareholder, as applicable) in the Subsidiaries and (ii) carrying on all activities reasonably related thereto (but not including the acquisition of additional property or other material assets not related to the ownership and management of ownership interests in the Subsidiaries). The business and purpose of each of the Subsidiaries is (i) to own, hold, develop, construct, lease, operate, manage, maintain, improve, repair, sell, finance and refinance the Hotels, directly or through one or more agents, for the production of income; and (ii) to carry on any and all activities, directly or indirectly, incidental or related thereto. The Partnership may acquire additional hotel properties (other than the Dells Hotel Property and the Sandusky Hotel Property) as may be approved by CNL LP and GW LP.

Section 3.2 Powers. Except as otherwise provided in this Section 3.2, the Partnership shall have all powers of a limited liability limited partnership under the Act and the power to do all things necessary or convenient to operate its business and accomplish its purposes as described in Section 3.1, including the following:

(a) to hold, operate, manage and exercise rights with respect to all property owned by the Partnership, including the ownership interest in the Subsidiaries;

(b) to sell, transfer, assign, convey, lease, encumber or otherwise dispose of or deal with all or any part of the property of the Partnership;

(c) to incur expenses and to enter into and carry out contracts, agreements and guaranties necessary to accomplish the business and purposes of the Partnership;

(d) to raise and provide such funds as may be necessary to further the business and purposes of the Partnership and to borrow money, incur liabilities and issue promissory notes and other evidences of indebtedness, and to secure the same by security interest or other lien on all or any part of the property of the Partnership;

(e) to employ or retain, on behalf of the Partnership, such Persons as the Partners deem advisable in the operation and management of the business of the Partnership, including such accountants, attorneys and consultants as the General Partner deems appropriate, on such reasonable terms and at such reasonable compensation as the General Partner shall determine;

(f) to collect, receive and deposit all sums due or to become due to the Partnership;

(g) to hire and appoint agents and employees of the Partnership, to define their duties and to establish their compensation;

(h) to pay any and all taxes, charges and assessments that may be levied, assessed or imposed upon any property of the Partnership;

(i) to demand, sue for, collect, recover and receive all goods, claims, debts, moneys, interest and demands whatsoever now due or that may hereafter become due or belong to the Partnership, including the right to institute any action, suit, or other legal proceedings for the recovery of any property, or any part or parts thereof, to the possession of which the Partnership may be entitled, and to make, execute and deliver receipts, releases and other discharges therefore under seal or otherwise;

(j) to make, execute, endorse, accept, collect and deliver any and all bills of exchange, checks, drafts and notes of the Partnership;

(k) to defend, settle, adjust, compound, submit to arbitration and compromise all actions suits, accounts, reckonings, claims and demands whatsoever that now are or hereafter shall be pending between the Partnership and any Person (other than disputes between or among Partners), at law or in equity, in such manner and in all respects as the General Partner shall deem fit, subject to the approval of CNL LP and GW LP to the extent specifically provided in Section 6.4;

(l) to secure and maintain insurance against liability and property damage with respect to the activities of the Partnership;

(m) to cause the Subsidiaries to take any of the actions described in Section 3.2(a) through Section 3.2(l), inclusive; and

(n) to do and perform all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for, the furtherance and accomplishment of the business and purposes of the Partnership and the Subsidiaries set forth in Section 3.1.

Section 3.3 Limitations on Scope of Business . Except for the authority expressly granted to the General Partner in this Agreement, no Partner, attorney-in-fact, employee or other agent of the Partnership shall have any authority to bind or act for the Partnership or any other Partner in the carrying on of their respective businesses or activities.

Section 3.4 Separate Existence

(a) Notwithstanding anything to the contrary contained herein or in any other document governing the formation, management or operation of the Partnership, for so long as any Loan remains outstanding, in the event of any conflict or inconsistency between the provisions contained in this Section 3.4 and the other provisions of this Agreement, the provisions contained in this Section 3.4 shall control and govern.

(b) The Partnership does not and shall not:

(1) engage in any business or activity other than as set forth in Section 3.1 hereof;

(2) acquire or own any assets other than (A) its interests in the Hotel Entities, the Hotel Entity General Partners and the Hotel Properties, and (B) as expressly permitted by the Loan Documents;

(3) except as otherwise permitted under the Loan Documents, merge into or consolidate with any Person, or, to the fullest extent permitted by law, dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without the prior written consent of Lender and, after a securitization, if any, written confirmation from each of the applicable Rating Agencies that the same shall not result in the qualification, withdrawal or downgrade of the initial, or if higher then current, ratings issued in connection with a securitization;

(4) fail to observe all organizational and partnership governance formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable legal requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(5) except as otherwise permitted under the Loan Documents, own any subsidiary, or make any investment in, any Person, without the prior written consent of Lender and, after a securitization, if any, written confirmation from each of the applicable Rating Agencies that the same shall not result in the qualification, withdrawal or downgrade of the initial, or if higher then current, ratings issued in connection with a securitization;

(6) except as otherwise permitted under the Loan Documents, commingle its funds or assets with the funds or assets of any other Person;

(7) without the prior written consent of the Lender, incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) pursuant to the Loan or as permitted or contemplated by the Loan Documents, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors (including obligations in respect of alterations, replacements and capital improvements permitted under the Loan Documents), to the extent permitted in the Loan Documents, and/or (C) financing leases and purchase money indebtedness incurred in the ordinary course of business relating to personal property on commercially reasonable terms and conditions, to the extent permitted in the Loan Documents;

(8) fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents as official records and separate and apart from those of any other Person; except that the Partnership’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate; provided that the Partnership is properly reflected and treated as a separate legal entity in such consolidated financial statements;

(9) enter into any contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of the Partnership, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair and commercially reasonable;

(10) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(11) except as otherwise expressly permitted by the Loan Documents, assume, guaranty or become obligated for the debts of any other Person (other than any commercially reasonable guaranty of any Affiliate-lessee’s obligations under any management agreement, license agreement or related agreement consented to by Lender), hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(12) except as otherwise permitted under the Loan Documents, make any loans or advances to any Person or hold evidence of indebtedness issued by any other Person without the prior written consent of Lender and, after a securitization, if any, written confirmation from each of the applicable Rating Agencies that the same shall not result in the qualification, withdrawal or downgrade of the initial, or if higher then current, ratings issued in connection with a securitization;

(13) fail to file either its own tax returns or, if applicable, a consolidated federal income tax return, as required by applicable Legal Requirements;

(14) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person (and not as a division or part of any other Person) or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(15) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(16) notwithstanding any provision of this Agreement or provision of law that otherwise empowers the Partnership or any Person on behalf of the Partnership, without the unanimous written consent of all of its partners, and the written consent of 100% of the directors or managers, as applicable, of the SPE General Partner, including, without limitation, each Independent Manager, (A) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or other similar official, (C) take any action that might cause such entity to become insolvent or otherwise seek any relief under any laws relating to the relief of debts or the protection of creditors generally, or (D) make an assignment for the benefit of creditors;

(17) fail to establish and maintain an office through which its business shall be conducted separate and apart from that of any of its Affiliates, or fail to fairly and reasonably allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses, or fail to use separate stationery, invoices and checks. The stationery, invoices and checks utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the other entity agent;

(18) fail to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees, if any) only from its own funds;

(19) acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable, or have its obligations guaranteed by any Affiliate, except as contemplated by the Loan Documents;

(20) violate or cause to be violated the assumptions made with respect to the Partnership and its principals in any opinion letter pertaining to substantive consolidation delivered to Lender in connection with the Loan;

(21) fail to hold its assets in its own name;

(22) fail to cause the Limited Partner, the General Partner and all other representatives of the Partnership to act at all times, with respect to the Partnership, consistently and in the best interest of the Partnership; or

(23) fail to maintain a sufficient number of employees in light of its contemplated business operations.

(c) The SPE General Partner (i) will not engage in any business or activity other than as set forth in its limited liability company agreement, (ii) will not acquire or own any assets other than its equity interest in Partnership and as permitted in the Loan Documents; (iii) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), except as permitted by the Loan Documents; and (iv) will at all times have two (2) Independent Managers. Prior to the withdrawal of any SPE General Partner from the Partnership, the Partnership shall immediately appoint a new general partner whose articles of formation (or other applicable formation and entity documentation) are substantially similar to those of such SPE General Partner and, if an opinion letter pertaining to substantive consolidation was required at closing, deliver a new opinion letter acceptable to Lender and the Rating Agencies with respect to the new SPE General Partner and its equity owners.

(d) The Partnership shall not allow direct or indirect transfers of ownership interests in or control rights over the Partnership or the Property that would violate the provisions of any Loan Document.

(e) The Partnership’s obligation hereunder, if any, to indemnify its directors and officers, partners, or members or managers, as applicable, is hereby fully subordinated to each of the Loan and the Loan Documents, and no indemnity payment from funds of the Partnership (as distinct from funds from other sources, such as insurance) of any indemnity hereunder, if any, shall be payable from amounts allocable to any other Person pursuant to the Loan Documents.

(f) The Partnership shall not, without the prior written consent of the Lender, issue any additional partnership interests of the Partnership other than its initial issuance of partnership interests issued on or prior to the date hereof.

This Section 3.4 may not be modified, altered, supplemented or amended unless the Rating Agency Condition is satisfied and all Partners have consented thereto, upon unanimous approval of all directors or managers of SPE General Partner, including all

Independent Managers. As used herein, the term “Rating Agency Condition” shall mean (i) with respect to any action taken at any time before the Loan has been sold or assigned to a securitization trust, that the Lender has consented in writing to such action, and (ii) with respect to any action taken at any time after such Loan has been sold or assigned to a securitization trust, that (A) the Lender has consented in writing to such action, and (B) each Rating Agency (defined below) shall have been given ten (10) days prior notice thereof and that each of the Rating Agencies shall have notified the Lender in writing that such action will not result in a downgrade, reduction or withdrawal of the then current rating by such Rating Agency of any of securities issued by such securitization trust. As used herein, the term “Rating Agency” shall mean each of Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc. and Fitch, Inc., or any other nationally-recognized statistical rating agency which has been approved by the Lender.

ARTICLE 4

PARTNERS, CAPITAL CONTRIBUTIONS AND FINANCING

Section 4.1 Identity of Partners and Percentage Interests.

(a) Partners. As of the date hereof, the Partners of the Partnership shall be CNL GP, CNL LP, and GW LP.

(b) Percentage Interests. Subject to adjustment as provided in this Agreement, the Percentage Interests of the Partners shall be as follows:

Partner	Percentage Interest
CNL GP	.01%
CNL LP	61.13%
GW LP	38.86%

Section 4.2 Initial Capital Contributions and Related Distributions.

(a) GW LP has, in accordance with the terms of the Formation Agreement, contributed the Dells Hotel Property and certain related personal property to the Partnership by transferring title thereto to the Dells Owner (and in connection therewith the Partnership was deemed to contribute all of such property to the Dells Owner). GW LP has also, in accordance with the terms of the Formation Agreement, caused Sandusky Dells to contribute the Sandusky Hotel Property and certain related personal property to the Partnership by transferring title thereto to the Sandusky Owner (and in connection therewith the Partnership was deemed to contribute all such property to the Sandusky Owner). The Partners agree that the Dells Hotel Property and the related personal property contributed therewith to the Partnership and the Dells Owner has a fair market value of $55,333,454, and that the Sandusky Hotel Property and the related personal property contributed therewith to the

Partnership and the Sandusky Owner has a fair market value of $50,098,690. The Partners further agree that because the Partnership was a “disregarded entity” for federal income tax purposes prior to the Effective Date, for federal income tax purposes (i) the CNL Partners will be deemed to have purchased a portion of the Initial Contributed Property from Great Wolf Resorts (which indirectly owns 100% of GW LP and Wolf Sandusky), and (ii) Great Wolf Resorts and the CNL Partners will be deemed to have jointly contributed the Initial Contributed Property to the Partnership.

(b) The Partners agree that as a result of the deemed purchase of a portion of the Initial Contributed Property by the CNL Partners and the deemed contribution of the Initial Contributed Property to the Partnership by Great Wolf Resorts and the CNL Partners as described in Section 4.2(a) above, (i) GW LP (in its capacity as a Partner and because Great Wolf Resorts indirectly owns 100% of GW LP) will have an initial Capital Account balance equal to the Initial Contributed Property Value less the amount paid by the CNL Partners to GW LP and Wolf Sandusky for the Initial Contributed Property pursuant to the terms of the Formation Agreement, and (ii) the CNL Partners will have an aggregate initial Capital Account balance equal to the amount paid by them to GW LP and Wolf Sandusky for the Initial Contributed Property pursuant to the terms of the Formation Agreement.

(c) GW LP and the CNL Partners each have paid for a portion of the closing costs in connection with the contribution of the Dells Hotel Property and the Sandusky Hotel Property to the Partnership in accordance with the terms of the Formation Agreement as described in Section 4.2(a) above. The amount of such closing costs paid for by GW LP as of the Closing was $512,581 and will be deemed to be a Capital Contribution by GW LP to the Partnership. The amount of such closing costs paid for by the CNL Partners as of the Closing was $806,464 and will be deemed to be a Capital Contribution by the CNL Partners to the Partnership. Any further such closing costs paid for by a Partner after the Closing will also be deemed to be a Capital Contribution to the Partnership.

(d) If the Partnership does not borrow the First Mortgage Loan on or before the date that is four (4) months after the Effective Date and distribute the proceeds thereof in accordance with Section 4.8 such that GW LP’s Adjusted Capital Account Balance immediately after such distribution, determined, solely for this purpose, by excluding the deemed Capital Contributions described in Section 4.2(c) above and any other adjustments that have been made pursuant to the provisions of Section 4.4 or Section 5.3, is not more than thirty percent (30%) of the sum of the Initial Contributed Property Value and the closing costs funded by GW LP as set forth in Section 4.2(c), then CNL LP shall, in one or more transactions, on or before the date that is four (4) months after the Effective Date, make Capital Contributions in cash in an aggregate amount such that, after the last of such Capital Contributions is made, Wolf Sandusky and GW LP shall have received from the CNL Partners pursuant to the terms of the Formation Agreement (as described in Section 4.2(b) above), pursuant to Section 4.8 and pursuant to this Section 4.2(d) an aggregate amount equal to seventy percent (70%) of the sum of the Initial Contributed Property Value and the closing costs funded by GW LP as set forth in Section 4.2(c). Any

Capital Contributions made by CNL LP pursuant to this Section 4.2(d) shall be paid directly to GW LP (provided all such amounts shall be treated as if contributed to the Partnership, and immediately distributed by the Partnership to GW LP for purposes of determining each of the Partner’s respective Unreturned Capital). Upon the occurrence of each such Capital Contribution and payment thereof to GW LP, (i) the Percentage Interest of CNL LP will be increased so that it is equal to a fraction, the numerator of which will be the sum of the amount paid by the CNL Partners to the original partners of the Partnership pursuant to the Formation Agreement as described in Section 4.2(b) above and the aggregate amount of the Capital Contributions made by CNL LP pursuant to this Section 4.2(d) as of the date of such increase, and the denominator of which shall be the Initial Contributed Property Value plus the closing costs funded by GW LP as set forth in Section 4.2(c) (the “Resulting CNL Percentage”), and (ii) the Percentage Interest of GW LP will be decreased so that it will be equal to the result obtained by subtracting the Resulting CNL Percentage from one hundred percent (100%).

(e) Notwithstanding the respective Capital Contributions made or to be made by each of the CNL Partners, CNL GP will at all times own a .01% Percentage Interest and CNL LP will own the remaining Percentage Interest of the CNL Partners. Further, any Capital Contributions made by CNL LP hereunder shall be deemed to have been made by the CNL Partners pro rata in proportion to their respective Percentage Interests.

(f) The Partners agree that each contribution and related distribution described in Section 4.2(d) above shall be treated as a purchase of Partnership Interests by CNL LP, and acknowledge that it is the intention of the Partners to make an election to adjust the basis of the Partnership’s assets (and the basis of the assets of each of the Subsidiaries) pursuant to Section 754 of the Code (a “754 Election”) with respect to the initial tax year of the Partnership that will be deemed to begin upon the Effective Date and each subsequent tax year of the Partnership thereafter.

Section 4.3 Additional Capital Contributions.

(a) Partners’ Obligations To Make Additional Capital Contributions. From time to time, the Partners may be required to make Additional Capital Contributions to the Partnership to fund (i) Necessary Expenditures, and (ii) such other funding requirements for the Partnership or one or more of the Subsidiaries (to the extent that the Capital Contributions, the revenues from the Hotel Properties and the reserves previously established by the Partnership and the proceeds of any Loan, if any, as applicable, will not be sufficient to satisfy such funding requirements). The Partners shall contribute such required Additional Capital Contributions pursuant to Section 4.3(b) pro rata in proportion to their respective Percentage Interests in cash or other immediately available funds.

(b) Procedure For Additional Capital Contributions. If at any time or from time to time Additional Capital Contributions (as determined pursuant to Section 4.3(a)) are required, the General Partner shall deliver to each Partner a notice requesting such Additional Capital Contributions (a “Capital Call Notice”). The Capital Call Notice shall specify the date (the “Due Date”) on or before which such funds are required by the Partnership, which shall be at least (i) five (5) Business Days after receipt of the Capital Call Notice, for Emergency Costs and (ii) fifteen (15) Business Days after receipt of the Capital Call Notice, for all other funds, unless a shorter time is reasonably designated by the General Partner. Each Partner shall, on or before the Due Date, pay to the Partnership in cash or current funds such Partner’s proportionate share of the amount specified in the Capital Call. For purposes of Section 10.1(a), a Partner shall be in default if the Partner does not make the payment required by the written call on the Due Date.

Section 4.4 Capital Accounts.

(a) A separate capital account (each a “Capital Account”) shall be maintained for each Partner in accordance with the rules of Regulations Section 1.704–1(b)(2)(iv), and this Section 4.4 shall be interpreted and applied in a manner consistent therewith. Whenever the Partnership would be permitted to adjust the Capital Accounts of the Partners pursuant to Regulations Section 1.704–1(b)(2)(iv)(f) to reflect revaluations of Partnership property, the Partnership may so adjust the Capital Accounts of the Partners. In the event that the Capital Accounts of the Partners are adjusted pursuant to Regulations Section 1.704–1(b)(2)(iv)(f) to reflect revaluations of Partnership property, (i) the Capital Accounts of the Partners shall be adjusted in accordance with Regulations Section 1.704–1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (ii) the Partners’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Code Section 704(c), and (iii) the amount of upward and/or downward adjustments to the book value of the Partnership property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of Article 5. In the event that Code Section 704(c) applies to any Partnership property, the Capital Accounts of the Partners shall be adjusted in accordance with Regulations Section 1.704–1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property.

(b) If all or a portion of a Partner’s Partnership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Partnership Interest; and

(c) In determining the amount of any liability for purposes of this Section 4.4(c), Section 752(c) of the Code and any other applicable provisions of the Code and Regulations shall be taken into account.

This Section 4.4 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner, with the advice of the Partnership’s independent certified public accountants, reasonably determines that it is prudent to modify the manner in which the Capital Accounts, or any charges or credits thereto (including charges or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Partnership or by Partners), are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material adverse effect on the amounts distributed to any Person pursuant to the applicable provisions of this Agreement upon the dissolution of the Partnership. The General Partner also shall make any adjustments that may be necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q).

Section 4.5 Return of Capital Contributions. No Partner or Assignee shall be entitled to demand the return of the Partner’s Capital Account or Capital Contribution at any particular time, except upon the dissolution of the Partnership subject to the terms of this Agreement. No Partner or Assignee shall be entitled at any time to demand or receive property other than cash. Unless otherwise provided by law, no Partner or Assignee shall be personally liable for the return or repayment of all or any part of any other Partner’s Capital Account or Capital Contribution, it being expressly agreed that any such return of capital pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from a Partner or Assignee) of the Partnership.

Section 4.6 No Third Party Beneficiary Rights.The provisions of this Article 4 are not intended to be for the benefit of any creditor or any other Person (other than a Partner in its capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Partnership or any of the Partners; and no such creditor or other Person shall obtain any right under any of such provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Partnership nor any of the Partners. Nothing in this Section shall impair or affect any security or pledge agreement granted to a lender by the Subsidiaries, the Partnership or any of the Partners.

Section 4.7 Earn Out Provisions. Upon the satisfaction of the conditions set forth in the following provisions of this Section 4.7, CNL LP will be obligated to make certain payments to GW LP in connection with the deemed revaluation of certain property of the Partnership as described below and the Partners agree that it is their intent that the effect of any such deemed revaluation and related payment on the Capital Accounts of the Partners will be governed by the provisions of Section 4.7(f) below:

(a) If the NOI of the Dells Hotel Property for the 2007 Fiscal Year exceeds $5,700,000, then, for purposes of this Agreement, the “2007 Dells Earn Out Amount” will be an amount equal to such excess multiplied by ten (10), and CNL LP shall pay to GW LP an amount equal to the 2007 Dells Earn Out Amount multiplied by the aggregate Percentage Interests of the CNL Partners.

(b) If the NOI of the Sandusky Hotel Property for the 2007 Fiscal Year exceeds $5,600,000, then, for purposes of this Agreement, the “2007 Sandusky Earn Out Amount” will be equal to such excess multiplied by ten (10), and CNL LP shall pay to GW LP an amount equal to the 2007 Sandusky Earn Out Amount multiplied by the aggregate Percentage Interests of the CNL Partners.

(c) If the NOI of the Dells Hotel Property for the 2008 Fiscal Year exceeds $5,700,000, then, for purposes of this Agreement, the “2008 Dells Earn Out Amount” will be an amount equal to the excess multiplied by ten (10), and CNL LP shall pay to GW LP an amount equal to the 2008 Dells Earn Out Amount less the 2007 Dells Earn Out Amount multiplied by the aggregate Percentage Interests of the CNL Partners.

(d) If the NOI of the Sandusky Hotel Property for the 2008 Fiscal Year exceeds $5,600,000, then, for purposes of this Agreement, the “2008 Sandusky Earn Out Amount” will be equal to the excess multiplied by ten (10), and CNL LP shall pay to GW LP an amount equal to the 2008 Sandusky Earn Out Amount less the 2007 Sandusky Earn Out Amount multiplied by the aggregate Percentage Interests of the CNL Partners.

(e) Notwithstanding the foregoing provisions of this Section 4.7, neither the 2007 Dells Earn Out Amount nor the sum of the 2007 Dells Earn Out Amount and the 2008 Dells Earn Out Amount may exceed $3,000,000. Similarly, neither the 2007 Sandusky Earn Out Amount nor the sum of the 2007 Sandusky Earn Out Amount and the 2008 Sandusky Earn Out Amount may exceed $3,000,000. For example, if the 2007 Dells Earn Out Amount, as calculated pursuant to Section 4.8(a), is $3,500,000, then the 2007 Dells Earn Out Amount will be limited to $3,000,000 and there shall be no 2008 Dells Earn Out Amount, and if the 2007 Dells Earn Out Amount, as calculated pursuant to Section 4.8(a) above, is $2,500,000, then the 2008 Dells Earn Out Amount will be limited to $500,000.

(f) In the event of any payment made by CNL LP to GW LP pursuant to the foregoing terms of this Section 4.7, the Dells Hotel Property (in the event of a payment on account of the 2007 Dells Earn Out Amount or the 2008 Dells Earn Out Amount) or the Sandusky Hotel Property (in the event of a payment on account of the 2007 Sandusky Earn Out Amount or the 2008 Sandusky Earn Out Amount) shall be deemed revalued as of the Effective Date by increasing the value thereof by the amount of the applicable Earn Out Amount and each of the Partners shall be deemed to have contributed to the Partnership, in connection with the contribution of such Hotel Property and as of the Effective Date, additional value represented by the Earn Out Amount pro rata in proportion to their respective Percentage Interests as of the date of such payment; provided, however, that such deemed contributions shall not be taken into account for purposes of (i) determining the Partners’ respective Unreturned Capital prior to the date such payment is made, or (ii) applying the provisions of Section 4.2, Section 4.4, Section 4.8 or Section 5.3 prior to the date such payment is made.

(g) In the event that the “Adjusted EBITDA” of Great Wolf Resorts for the third quarter of 2005 beginning on July 1, 2005 and ending on September 30, 2005 is less than Nineteen Million One Hundred Thousand and No/100 Dollars ($19,100,000.00), the foregoing provisions of this Section 4.7 shall be null and void and of no force or effect. For purposes hereof, “Adjusted EBITDA” means net income plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash employee compensation, (e) costs associated with early extinguishment of debt, and (f) pre-opening costs of resorts under development.

Section 4.8 First Mortgage Loan; Distribution of Proceeds. The Partners agree that the Partnership shall use reasonable commercial efforts to borrow the First Mortgage Loan as soon as possible after the Effective Date. The Partners agree that the First Mortgage Loan will be subject to the approval of CNL LP and GW LP pursuant to Section 6.4. The Partners intend that the original principal balance of the First Mortgage Loan will be an amount equal to fifty-five percent (55%) of the Initial Contributed Property Value and they agree that it shall not exceed such amount. Upon the closing of the First Mortgage Loan, the Partnership shall, as a partial return of the Unreturned Capital of the Partners, distribute the proceeds of the First Mortgage Loan to the Partners such that, after such distribution, the balance of GW LP’s Capital Account is thirty percent (30%) of the sum of the Capital Account balances of all of the Partners and the Capital Account balances of the CNL Partners are, in the aggregate, equal to seventy percent (70%) of the sum of the Capital Account balances of all of the Partners. Upon the distribution of such proceeds of the First Mortgage Loan in accordance with this Section 4.8, the Percentage Interest of GW LP shall thereupon automatically become thirty percent (30%) and the aggregate Percentage Interests of the CNL Partners will thereupon automatically become seventy percent (70%) if they are not already such percentages.

ARTICLE 5

ALLOCATIONS AND DISTRIBUTIONS

Section 5.1 Distributions.

(a) Net Cash Flow.

(i) Until the aggregate Percentage Interests of the CNL Partners equal seventy percent (70%), the Partnership shall, quarterly within forty-five (45) days after the end of each Fiscal Quarter, distribute Net Cash Flow among the Partners pro rata in proportion to their respective Percentage Interests, and, if and as long as the aggregate Percentage Interests of the CNL Partners equal or exceed seventy percent (70%), the Partnership shall, quarterly within forty-five (45) days after the end of each Fiscal Quarter, distribute Net Cash Flow among the Partners in accordance with the following order of priority:

(A) First, to the CNL Partners, pro rata in proportion to their respective Percentage Interests, to pay the CNL Preferred Distribution;

(B) Second, to GW LP to pay the GW Preferred Distribution; and

(C) Thereafter, among the Partners, pro rata in proportion to their respective Percentage Interests.

(ii) Notwithstanding the foregoing provisions of this Section 5.1, in the event that neither GW Manager nor any other Affiliate of GW LP is managing any Hotel Property and a Hotel Manager which is not an Affiliate of GW LP is managing such Hotel Property (the “Threshold Condition”), then, in any Fiscal Year in which the Threshold Condition is satisfied, if the rent required to be paid pursuant to the provisions of Section 3.1 of the Operating Lease with respect to such Hotel Property for such Fiscal

Year is not at least equal to the rent required to be paid with respect to such Hotel Property under such Section 3.1 during the first full Fiscal Year beginning after the Effective Date, distributions of Net Cash Flow properly allocable to such Hotel Property (as determined by the General Partner in its reasonable discretion), shall be made solely pursuant to the provisions of Section 5.1(a)(i)(C), and only that portion of each Partners’ respective Unreturned Capital properly allocable to a Hotel Property with respect to which the Threshold Condition is not satisfied shall be treated as Unreturned Capital for purposes of Section 5.1(a)(i). For purposes of this Section 5.1(a)(ii), each Partner’s Unreturned Capital with respect to any Fiscal Year (including any reductions in such Unreturned Capital made pursuant to the terms of this Agreement during such Fiscal Year) will be allocated among the Hotel Properties pro rata in proportion to the respective Capital Contributions made by such Partner with respect to each of the Hotel Properties.

(iii) The General Partner shall reasonably adjust the Net Cash Flow distributed within forty-five (45) days after the end of the last Fiscal Quarter of each Fiscal Year (and to the extent necessary the Partners agree to make appropriate adjustments among themselves, which adjustments shall be reflected in future distributions under this Article 5 to the extent appropriate) to ensure that the amount distributable to each of the Partners for the entire Fiscal Year is equal to the amounts each of the Partners would have received under Section 5.1(a) if the Net Cash Flow was determined for the entire Fiscal Year and was distributed in a single disbursement as of December 31 of each Fiscal Year (such adjustments, for example, shall take into account any increased distributions a Partner receives as a result of receiving distributions quarterly instead of annually).

(b) Capital Proceeds. Capital Proceeds (including Capital Proceeds distributed to the Partners in winding up the Partnership) remaining after the payment of any debts and liabilities of the Partnership and the Subsidiaries (through a capital contribution to the Subsidiaries) due and payable at such time and the establishment of any reserves which the General Partner reasonably determines to be necessary to provide for any contingent or unforeseen liabilities or obligations of the Partnership or of the Subsidiaries, (provided that at such time as the General Partner determines to be advisable, the balance of the reserves remaining after the payment of such contingencies shall be deemed Capital Proceeds available for distribution) shall be distributed in accordance with the following order of priority:

(i) First, to the Partners, pro rata in proportion to the respective amounts of their Unreturned Capital, until the Unreturned Capital of each of the Partners is returned in full; and

(ii) Thereafter, among the Partners, pro rata in proportion to their respective Percentage Interests.

Notwithstanding the foregoing provisions of this Section 5.1(b), upon the closing of the First Mortgage Loan, the proceeds thereof shall be distributed to the Partners in accordance with Section 4.8 above.

(c) Compliance with Law. Notwithstanding any provision to the contrary contained in this Agreement, no distribution shall be made to a Partner or a successor-in-interest to a Partner hereunder if such distribution would not comply with the requirements of the Act or other applicable law.

Section 5.2 Determination of Items of Income, Gain, Deduction and Loss. For purposes of this Agreement, the profit or loss of the Partnership for each Fiscal Year shall be the net income or net loss of the Partnership for such Fiscal Year as determined for Federal income tax purposes, and the items of income, gain, deduction and loss which comprise such profit or loss shall be computed with the following adjustments:

(a) without regard to any adjustment to basis pursuant to Section 743 of the Code (except as provided in Section 5.2(h));

(b) by including the net gain (after expenses) or net loss (after expenses) realized or incurred by the Partnership in a Capital Transaction determined on the basis of the Carrying Value of the property which is the subject of the sale or other disposition;

(c) by taking into account, in lieu of depreciation and amortization with respect to property of the Partnership as determined for federal income tax purposes, the Depreciation with respect to such property;

(d) by including as an item of gross income any tax-exempt income received by the Partnership;

(e) by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code;

(f) by excluding any item of income, gain, loss or deduction which is required to be specially allocated to a Contributing Partner pursuant to Section 704(c) of the Code and the Regulations thereunder;

(g) in the event the Carrying Value of an asset of the Partnership is adjusted pursuant to clauses (ii) or (iii) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing profit or loss hereunder; and

(h) to the extent an adjustment to the Adjusted Basis of any asset of the Partnership pursuant to Sections 734(b) or 743(b) of the Code is required by Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner’s Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Adjusted Basis of the asset) or loss (if the adjustment decreases the Adjusted Basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing profit or loss hereunder.

Section 5.3 General Allocation of Profit and Loss.

All items of income, gain, loss and deduction as determined for book purposes shall be allocated among the Partners and credited or debited to their respective Capital Accounts in accordance with Regulations Section 1.704-1(b)(2)(iv), so as to ensure to the maximum extent possible (i) that such allocations satisfy the economic effect equivalence test of Regulations Section 1.704-1(b)(2)(ii)(i) (as provided hereinafter) and (ii) that all allocations of items that cannot have economic effect (including credits and nonrecourse deductions) are allocated to the Partners in accordance with their respective Percentage Interests as determined at such time. To the extent possible, items that can have economic effect shall be allocated in such a manner that the balance of each Partner’s Capital Account at the end of any taxable year (increased by the sum of (a) such Partner’s “share of partnership minimum gain” as defined in Regulations Section 1.704-2(g)(1) and (b) such Partner’s share of “partner nonrecourse debt minimum gain” as defined in Regulations Section 1.704-2(i)(5)) would be positive to the extent of the amount of cash that such Partner would receive (or would be negative to the extent of the amount of cash that such Partner would be required to contribute to the Partnership) if the Partnership sold all of its property for an amount of cash equal to the book value (as determined pursuant to Regulations Section 1.704-1(b)(2)(iv)) of such property (reduced, but not below zero, by the amount of nonrecourse debt to which such property is subject) and all of the cash of the Partnership remaining after payment of all liabilities (other than nonrecourse liabilities) of the Partnership were distributed in liquidation immediately following the end of such taxable year in accordance with Section 5.1(b).

Section 5.4 Income Tax Elections. In the event of a Transfer (or deemed Transfer), of all or part of a Partnership Interest (or of the interest of a partner or member in a partnership or limited liability company which is a Partner), the General Partner shall make the election described in Section 754 of the Code.

Section 5.5 Income Tax Allocations.

(a) For purposes of Sections 702 and 704 of the Code, or the corresponding sections of any future Federal internal revenue law, or any similar tax law of any state or other jurisdiction, the Partnership’s profits, gains and losses for Federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof, shall be allocated among the Partners, to the extent possible, in the same proportions as the corresponding “book” items are allocated pursuant to Section 5.3.

(b) If any portion of the profit from a Capital Transaction allocated among the Partners pursuant to Section 5.3 is characterized as ordinary income under the recapture provisions of the Code, each Partner’s distributive share of taxable gain from the sale of the property that gave rise to such profit (to the extent possible) shall include a proportionate share of the recapture income equal to that Partner’s share of prior cumulative depreciation deductions with respect to the property that give rise to the recapture income.

Section 5.6 Transfers During Fiscal Year. In the event of the Transfer of all or any part of a Partnership Interest (in accordance with the provisions of this Agreement) at any time other than the end of a Fiscal Year, the share of profit or loss, and items of income, gain, loss and deduction shall be allocated between the transferor and the transferee by treating the Partnership’s books as closing on the date of the sale. If during any Fiscal Year the Percentage Interests of the Partners are adjusted pursuant to any provision of this Agreement that provides for such adjustment, the share of profit or loss of the Partnership for such Fiscal Year which is to be allocated among the Partners in proportion to their Percentage Interests shall be allocated among the Partners in the same manner as provided in this Section 5.6 in the case of a Transfer of a Partnership Interest.

Section 5.7 Allocations Regarding Contributed Property.

(a) Each item of taxable income, gain, loss or deduction attributable to (i) any Contributed Property, and (ii) any other property of the Partnership the Carrying Value of which has been adjusted pursuant to clauses (ii) or (iii) of the definition of Carrying Value, shall be allocated among the Partners in accordance with Section 704(c) of the Code, using such method permitted by Section 704(c) of the Code and the Regulations thereunder as may be selected by the written agreement of the Partners, on the advice of the Partnership’s independent certified public accountants, so as to take into account the variation, at the time of contribution or adjustment to Carrying Value, between the Adjusted Basis and the Carrying Value of such property, as required by Regulations Section 1.704-1(b)(4)(i) and Section 1.704-3 (and absent such written agreement the Partnership shall use the so-called “traditional method” with respect to such property).

(b) Any portion of such items not allocated in accordance with Section 5.6(a) shall be allocated in accordance with the other provisions of this Article 5.

Section 5.8 Tax Matters Partner. The General Partner shall be the “tax matters partner” of the Partnership pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Tax Matters Partner shall be authorized and required to represent the Partnership (at the expense of the Partnership) in connection with all examinations of the affairs of the Partnership by any federal, state or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Partnership for professional services and costs associated therewith. The Tax Matters Partner shall take all actions necessary to preserve the rights of the Partners with respect to audits and shall provide all Partners with notices of all such proceedings and other information as required by law. The Tax Matters Partner shall obtain the prior written consent of each Partner before settling, compromising or otherwise altering the defense of any proceeding before the Internal Revenue Service if such Partner or any of its constituent partners or Partners could be affected thereby. The Tax Matters Partner shall keep the Partners timely informed of its activities under this Section 5.8. The Tax Matters Partner may prepare and file protests or other appropriate responses to such audits affecting the Partnership. The Tax Matters Partner shall select counsel to represent the Partnership in connection with any audit conducted by the Internal Revenue Service or by any state or local authority. All costs incurred in connection with the foregoing activities, including legal and accounting costs, shall be borne by the Partnership. Any additional expenses with respect to judicial review of adverse determinations in connection with any such tax audits or the defense of any Partner against any claim asserted by the Internal Revenue Service or state or local tax authority of additional tax liability arising out of the Partner’s ownership of its Partnership Interest shall only be incurred by the Partner(s) who have authorized the Tax Matters Partner, in writing, to proceed with such judicial review or defense. Each Partner agrees to reasonably cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner in connection with the conduct of all such proceedings.

Section 5.9 Election to be Taxed as Partnership. The Partnership shall be treated as a partnership for federal income tax purposes. The Partners agree to be bound by the provisions of this Article 5 in reporting their shares of Partnership income and loss for income tax purposes.

Section 5.10 Assignees Treated as Partners. For all purposes of this Article 5, but for no other purpose, an Assignee of a Partnership Interest shall be treated as a Partner and each reference in this Article 5 to the Partners shall be deemed to include Assignees.

Section 5.11 Regulatory Compliance. Notwithstanding any other provisions of this Agreement, no allocation of profit or loss (or item thereof) will be made to a Partner if the allocation would not have “economic effect” under Regulations Section 1.704-1(b)(2)(ii) or otherwise would not be in accordance with the Partner’s Partnership Interest in accordance with and within the meaning of Regulations Section 1.704-1(b)(3) or 1.704-1(b)(4)(iv).

Section 5.12 Allocations and Distributions to CNL Partners. Unless otherwise provided herein, any distributions or allocations that are made to the CNL Partners shall be made between the CNL Partners in the same ratio that the Percentage Interest of each CNL Partner bears to the Percentage Interests of all CNL Partners.

ARTICLE 6

RIGHTS AND DUTIES OF PARTNERS

Section 6.1 Management. Subject to the provisions of Section 6.4 and any other provisions of this Agreement that specifically restrict the General Partner’s authority, the business and affairs of the Partnership shall be managed under the direction of the General Partner, who may exercise all powers of the Partnership and perform or authorize the performance of all lawful acts which are not by the Act or this Agreement directed or required to be exercised or performed by the Partners. The General Partner shall also be responsible for the implementation of Major Decisions approved by the Partners. All acts of the General Partner within the scope of its authority shall bind the Partnership. The General Partner shall be CNL GP; provided that CNL GP may be replaced as the General Partner by an affirmative vote of all of the Limited Partners or as otherwise specifically provided herein. The parties agree that the General Partner shall at all times have the sole right and authority to exercise any right of the Partnership or any Tenant to terminate GW Manager or any other Affiliate of GW LP pursuant to the terms of any Hotel Management Agreement and without the consent of GW LP.

Section 6.2 Liability of Partners. Except as otherwise specifically provided in this Agreement, including Section 4.2 and Section 4.3, no Partner shall be obligated to make Capital Contributions to the Partnership. No Limited Partner shall have any personal liability with respect to the liabilities or obligations of the Partnership. The failure of the Partnership to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Partners for liabilities or obligations of the Partnership.

Section 6.3 Indemnification. To the fullest extent permitted by the laws of the State of Delaware, each of the General Partner, CNL LP and GW LP shall be entitled to indemnity from the Partnership and the Subsidiaries for any act performed by it within the scope of the authority (if any) conferred on it by this Agreement, including without limitation any liability arising out of any guaranties or indemnities provided by any such party or its Affiliate in connection with financing which has been approved by the Partnership, except for acts of fraud, gross negligence, breach of fiduciary duty or willful misconduct.

Section 6.4 Major Decisions. Notwithstanding anything in this Agreement to the contrary, none of the following decisions involving the conduct of the business and affairs of the Partnership or any Subsidiary (the “Major Decisions”) shall be made unless approved in writing by CNL LP and GW LP:

(a) subject to Article 12, selling, leasing or otherwise disposing of, or granting a Mortgage on, all or any substantial part of the Hotel Properties or the Subsidiaries, including the granting of options and rights of first refusal;

(b) creating, incurring, assuming, refinancing, extending, modifying or otherwise becoming liable with respect to any obligation for borrowed money (including guarantees of the indebtedness or other obligations of any Person or of any Subsidiary or Affiliate of the Partnership), including by the issuance of any bonds, debentures, notes or other evidences of indebtedness in any transaction or series of transactions or prepaying any such obligation for borrowed money;

(c) acquiring any real property, whether improved or unimproved, or any interest therein, directly or indirectly, other than the Dells Hotel Property and the Sandusky Hotel Property;

(d) entering into, or amending in any material respect, or terminating, any of the Operating Leases;

(e) amending this Agreement, amending the partnership agreement or other organizational or governance document of any Subsidiary or amending in any material respect, or waiving any material rights in, or terminating, any agreement the entering into of which was a Major Decision;

(f) assigning the property of the Partnership or a Subsidiary in trust for creditors;

(g) confessing a judgment against the Partnership or a Subsidiary or its or their assets, or any portion thereof,

(h) lending money to, or guaranteeing the debts or other obligations of, or acting as a surety for, a Partner or any other Person;

(i) except for entering into, and making payments required under, a GW Management Agreement, the Development Agreement, a License Agreement, and agreements permitted to be entered into or amended by a GW Manager, entering into, or amending, a contract between the Partnership or a Subsidiary, and a Partner or an Affiliate of a Partner or paying fees or other compensation to a Partner or an Affiliate of a Partner other than fees and other compensation payable to a GW Manager or its Affiliates under a GW Management Agreement or any agreement permitted to be entered into or amended by a GW Manager thereunder;

(j) causing the Partnership or any Subsidiary to amend, terminate, or request, grant or be granted a waiver under, any of the documents executed with respect to any Loan;

(k) changing the name of the Partnership or a Subsidiary;

(l) establishing reserves for the Partnership or a Subsidiary to the extent not required by the Hotel Management Agreements or any Loan Document;

(m) except as otherwise provided in Article 13, dissolving, liquidating and winding-up the affairs of the Partnership or a Subsidiary;

(n) merging or consolidating the Partnership or a Subsidiary with or into any other partnership, a limited liability company, a corporation or any other entity;

(o) commencing, settling or dismissing litigation, or administrative or other governmental proceedings, by or against the Partnership or a Subsidiary (other than proceedings against a Partner to enforce the Partner’s obligations under this Agreement), the outcome of which could have a material adverse effect on the business or operations of the Partnership or a Subsidiary or the Hotel Properties or which are for damages in excess of $250,000;

(p) redeeming the Partnership Interest of any Partner, admitting any new Partner (except as otherwise provided herein) or creating a new class of Partners;

(q) approving all federal and state income tax returns for the Partnership and authorizing the filing thereof;

(r) causing the Partnership or the Subsidiaries to take any of the actions described in Section 10.1(e);

(s) entering into any joint venture with any Person;

(t) creating, granting, extending or modifying any easements or other encumbrances on the Property;

(u) determining whether and to what extent to restore or rebuild any of the improvements on the Property in the event of a casualty or condemnation, unless such decision may be made by the Subsidiary that owns the applicable Hotel Property, or the Tenant that occupies such Hotel Property, pursuant to the terms of the applicable Management Agreement;

(v) any substantial capital project which would be classified as a “Major Lodge Building Expenditure” under any of the Hotel Management Agreements;

(w) seeking approval from the applicable governmental authority of a variance from or change in the zoning classification of a Hotel Property;

(x) issuing press releases or other public communications regarding the Property, the Partnership or any of the Subsidiaries or Tenants;

(y) at any time that the GW Manager or any other Affiliate of GW LP is not managing any of the Hotels, approving any budget for the finances of such Hotel; and

(z) prosecuting (including settling) any insurance claim which is in excess of $250,000 or any eminent domain proceeding.

If there shall at any time be a violation or an attempt to violate any of the provisions of this Section 6.4 and any rights hereby granted, then any Partner shall, in addition to all rights and remedies at law or in equity, be entitled to a decree or order restraining such violation; it being hereby expressly acknowledged and agreed that damages at law will be an inadequate remedy for a breach or violation of the provisions set forth in this Section 6.4.

Notwithstanding the foregoing provisions of this Section 6.4, to the extent that, with respect to a particular Hotel Property, any action or decision relating to any matter that is within the scope of the foregoing Major Decisions is specifically addressed by the terms of the Hotel Management Agreement for such Hotel Property and the GW Manager or another Affiliate of GW LP is the Hotel Manager for such Hotel Property, then the terms of such Hotel Management Agreement shall control with respect to such action or decision and CNL LP and GW LP will not have any approval rights under this Section 6.4 with respect thereto.

Section 6.5 General Partner Compensation. The General Partner shall not be compensated, as such, for its services as General Partner. However, the General Partner shall be reimbursed by the Partnership for all reasonable out-of-pocket expenses paid or incurred by it in the performance of its duties under this Agreement.

Section 6.6 Signing of Documents. The General Partner is authorized, in the name and on behalf of the Partnership, to sign and deliver all contracts, agreements, leases, notes, mortgages and other documents and instruments (each a “Document” and collectively, “Documents”) which are necessary, appropriate or convenient for the conduct of the Partnership’s day-to-day business and the furtherance of its purposes or which are necessary, appropriate or convenient to carry out Major Decisions approved by the Partners pursuant to Section 6.4.

Section 6.7 Right to Rely on Authority of General Partner. No Person dealing with the General Partner shall be required to determine the authority of the General Partner to make any undertaking on behalf of the Partnership, or to determine any fact or circumstance bearing upon the existence of the authority of the General Partner. Every Document executed by the General Partner shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that:

(a) at the time of the execution or delivery of the Document, the Partnership was in existence and this Agreement was in full force and effect;

(b) the Document was duly approved by the General Partner or the Partners in accordance with this Agreement and is binding upon the Partnership; and

(c) the General Partner was duly authorized and empowered to execute and deliver the Document for and on behalf of the Partnership.

Section 6.8 Outside Activities.

(a) Each Partner and any Person who is an Affiliate of a Partner may engage or hold interests in other business ventures of every kind and description for the Partner’s or the Affiliate’s own account, whether or not such business ventures are in direct or indirect competition with the business of the Partnership and whether or not the Partnership has any interest therein. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in such independent business ventures or to the income or profits derived therefrom.

(b) Notwithstanding the foregoing provisions of this Section 6.8, neither the CNL Partners nor any of their Affiliates may purchase an interest in a Competing Facility which is located within one hundred (100) miles of any of the Hotel Properties unless GW LP is given an opportunity to participate in such purchase by owning a percentage ownership interest, either (at the sole option of the CNL Partners) directly in such interest in a Competing Facility or indirectly through the purchasing entity, equal to the Percentage Interest that it then owns in the Partnership. The CNL Partners will provide notice to GW LP of any such proposed purchase and, in order to participate, GW LP must provide notice of its election to participate to the CNL Partners within fifteen (15) Business Days after its receipt of the notice from the CNL Partners.

(c) If GW LP timely elects to participate in the purchase of an interest in a Competing Facility pursuant to Section 6.8(b), then it shall either (at the sole option of the CNL Partners) (i) provide its proportionate share of any equity required to purchase such interest as a cotenant, or (ii) shall agree, along with the other owners of the purchasing entity of such interest, to make capital contributions to such purchasing entity pro rata with the other owners thereof in proportion to their respective ownership percentages to fund any equity required for such purchase. In either case, GW LP shall fully cooperate in all reasonable respects with the CNL Partners and/or their Affiliate(s) and the seller with respect to such purchase, shall not act or fail to act so as to unreasonably delay such purchase, and if GW LP breaches any of the covenants set forth in this sentence and such breach is not cured within five (5) Business Days after notice thereof is provided by the CNL Partners to GW LP, then GW LP will no longer have the right to participate in such purchase transaction. If GW LP will participate in such purchase as an owner of the purchasing entity, then the owners of the purchasing entity shall enter into an agreement with terms that are substantially similar to this Agreement, except to the extent the terms of this Agreement are specific to this particular deal.

(d) If GW LP does not timely elect to participate in the purchase of an interest in a Competing Facility pursuant to Section 6.8(b) or if GW LP and the CNL Partners and/or any of their Affiliates cannot agree in good faith as to any of the terms of GW LP’s participation in such purchase, then the CNL Partners and/or their Affiliates may purchase the interest that is the subject of such purchase without the participation of GW LP.

Section 6.9 Limitations on Powers of Partners. Except as expressly authorized by this Agreement, no Partner shall, directly or indirectly, (i) resign, retire or withdraw from the Partnership, (ii) dissolve, terminate or liquidate the Partnership, (iii) petition a court for the dissolution, termination or liquidation of the Partnership, or (iv) cause any property of the Partnership to be subject to the authority of any court, trustee or receiver (including suits for partition and bankruptcy, insolvency and similar proceedings).

Section 6.10 Prohibition Against Partition; Distribution in Kind. Each Partner irrevocably waives any and all rights the Partner may have to maintain an action for partition with respect to any property of the Partnership or any right to take any other action that otherwise might be available to such Partner for the purpose of severing such Partner’s interest in the assets held by the Partnership from the interest of the other Partners. A Partner, regardless of the nature of its contribution, has no right to demand and receive any distribution from the Partnership in any form other than cash.

Section 6.11 Hotel Manager. Nothing contained in this Agreement shall have the effect of limiting or restricting the Hotel Manager’s right to manage and operate the Hotels in accordance with the Hotel Management Agreements. Any and all decisions or actions to be made or taken by the Partnership or any Subsidiary with respect to, or arising under, the Hotel Management Agreements (in accordance with the terms of those agreements) shall be vested solely and exclusively with the General Partner and no prior approval of GW LP or any of the Limited Partners will be necessary prior to making such decisions and/or actions unless specifically required pursuant to the terms of Section 6.4 or any of the other terms of this Agreement. In furtherance of the foregoing, GW LP expressly acknowledges and agrees that (a) the General Partner has and owes no fiduciary obligation to GW Manager in its role as the Hotel Manager in making any such decisions or taking any such actions, including the termination of any Hotel Management Agreement and in making such decisions and taking such actions, the General Partner may act in the best interests of the Partnership without regard to the interests of the GW Manager.

Section 6.12 License Agreements. Each of the Tenants will enter into a License Agreement and the term of each such License Agreement shall be coterminous with the term of the applicable Hotel Management Agreement by and between the GW Manager and the Tenant of the applicable Hotel Property. Unless otherwise agreed in writing by the Partners, the terms of each License Agreement will be substantially similar to the terms of the form of License Agreement attached to the Formation Agreement as an exhibit thereto.

ARTICLE 7

BOOKS OF ACCOUNT AND REPORTS; ACCESS TO RECORDS

Section 7.1 Books and Records. The General Partner shall keep, or cause to be kept, at the principal place of business of the Partnership (or at such other place of business or office as the General Partner may reasonably designate) true and correct books of account, in which shall be entered fully and accurately each and every transaction of the Partnership. Each Partner or such Partner’s designated agent shall have access at reasonable times on Business Days at the Partnership’s office to the Partnership’s books of account and all other information concerning the Partnership required by the Act to be made available to Partners, and may make copies thereof at such Partner’s expense. A Partner must give the Partnership notice of its desire to exercise rights under the preceding sentence at least three Business Days in advance. The Partnership’s books shall be kept on the accrual method of accounting in accordance with GAAP, consistently applied, and for a fiscal period which is the Fiscal Year.

Section 7.2 Banking. All funds of the Partnership shall be deposited in its name in such commercial bank or invested in such federally-insured savings and loan account or accounts, in such U.S. Treasury obligations, or in such bank certificates of deposit, as the General Partner may determine (the “Bank Accounts”). All withdrawals from any such Bank Account shall be made upon a check or order signed by any individual designated by the General Partner from time to time; but the General Partner may restrict the amounts that can be withdrawn by any such individual. All such withdrawn funds shall only be used for Partnership purposes as provided in this Agreement and in accordance with the terms hereof.

Section 7.3 Reports to Partners. The General Partner shall cause the Partnership to prepare and deliver to each Partner the following financial reports with respect to the Partnership and the Subsidiaries: (i) within 45 days after the end of each Fiscal Quarter, unaudited consolidated monthly financial statements for such Fiscal Quarter, including a balance sheet, an income statement and statement of cash flows, (ii) concurrently with the delivery to the holder of a Mortgage encumbering the Hotel Property, a copy of all financial statements and other reports delivered by the Partnership to such holder, and (iii) within 90 days after the end of each Fiscal Year, audited financial statements certified by an independent public accountant, including a balance sheet, an income statement and statement of cash flows, and the information necessary to enable the Partner to complete such Partner’s federal and state income tax returns for such Fiscal Year. Notwithstanding the foregoing, the General Partner shall be entitled to rely upon, and incorporate into such statements, the financial statements and reports prepared by Hotel Manager under the Hotel Management Agreements.

Section 7.4 Accountants. The General Partner shall cause the Partnership to retain a firm of independent certified public accountants to prepare and file the Partnership’s, the Subsidiaries’ and the Tenants’ federal and state income tax returns and to provide other outside accounting services from time to time required by the Partnership and the Subsidiaries.

ARTICLE 8

TRANSFERS OF PARTNERSHIP INTERESTS AND ECONOMIC RIGHTS

Section 8.1 Partner’s or Assignee’s Right to Transfer. A Partner may Transfer all or a part of the Partner’s Partnership Interest and an Assignee may Transfer all or a part of the Assignee’s Economic Rights, but only if the Partner or the Assignee complies with the provisions of Section 8.2.

Section 8.2 Conditions of Transfer. Except as otherwise provided in Section 8.4, no Partnership Interest or Economic Rights shall be Transferred:

(a) if the Transfer is prohibited by, or would cause a default under, any Mortgage encumbering the Hotel Property, under any loan agreement or guaranty to which the Partnership or the Subsidiaries is a party or under any of the Hotel Management Agreements;

(b) in the case of a Transfer to a Person who is not a Partner or a Permitted Transferee, unless the Partnership receives an opinion of counsel satisfactory to the other Partners that such Transfer is exempt from the registration requirements of any applicable federal or state securities laws;

(c) in the case of a Transfer to a Person who is not a Partner, unless the Partnership receives from the Person to whom the Partnership Interest or the Economic Rights are Transferred, such Person’s taxpayer or employer identification number and any other information reasonably requested by the General Partner; and

(d) in the case of a Transfer to a Person who is not a Partner or a Permitted Transferee, unless (i) the Partner or the Assignee desiring to make the Transfer provides to the other Partners a First Offer (as defined in Section 8.3(e)) or obtains a Third Party Offer (as defined in Section 8.3(e)) for the purchase of all (but not less than all) of such Partner’s or Assignee’s Partnership Interest or Economic Rights, as the case may be, and offers to sell the Partnership Interest or the Economic Rights that are the subject of the First Offer or Third Party Offer to the other Partners pursuant to Section 8.3, and (ii) the other Partners do not exercise the option to purchase such Partnership Interest or the Economic Rights within the time and in the manner required by Section 8.3.

(e) Notwithstanding any of the other terms of this Agreement to the contrary, the CNL Partners may not Transfer any portion of their Partnership Interests or Economic Rights to a Competitor without the prior written consent of GW LP.

Section 8.3 Partners’ Rights of First Offer and First Refusal.

(a) A Transfer of a Partnership Interest by a Partner or Economic Rights by an Assignee permitted by Section 8.2(d) shall not be made without first giving to the other Partners (in the case of a Transfer) a notice (the “Offering Notice”) in which the Partner or the Assignee (hereinafter referred to as the “Offeror”) irrevocably offers to sell to the Partner(s) to whom the Offering Notice is given (the “Offeree”), the Offeror’s entire Partnership Interest or Economic Rights (hereinafter referred to as the “Offered Interest”) on the terms and conditions set forth in this Section 8.3. The Offering Notice shall be accompanied by a copy of the First Offer or a true, correct and complete copy of the Third Party Offer. In the case of a Third Party Offer, the giving of an Offering Notice shall constitute a representation and warranty by the Offeror to the Offeree that the Third Party Offer is bona fide in all respects.

(b) For a period of 30 days after receipt of the Offering Notice, the Offeree may exercise its option to purchase the Offered Interest for the same purchase price and on the same terms set forth in the First Offer or Third Party Offer by providing notice of such exercise to the Offeror within such 30-day period.

(c) If the Offeree exercises its option under Section 8.3(a) within the 30-day period specified in Section 8.3(b), then the closing of the Offeree’s purchase of the Offered Interest shall take place at a time and on a date specified by the Offeree by notice to the Offeror, which date shall not be more than one hundred twenty (120) days after the Offeree’s receipt of the Offering Notice. At the closing, the Offeror shall execute and deliver such instruments of assignment of the Offered Interest as the Offeree shall reasonably request and the Offeree shall pay the purchase price for the Offered Interest in accordance with the terms of the First Offer or the Third Party Offer, as the case may be.

(d) If, within the 30-day period referred to in Section 8.3(b), the Offeree does not give notice to the Offeror of the exercise of its option to purchase the entire Offered Interest, the Offeror shall be free to Transfer the Offered Interest to any Person in the case of a First Offer or to the Person who made the Third Party Offer, in the case of a Third Party Offer, but the Transfer must be consummated within 120 days after the expiration of the 30-day period referred to in Section 8.3(b) strictly in accordance with the terms of the First Offer or Third Party Offer, as applicable (provided, however, that the Transfer may be for a higher price and/or on less favorable terms to the buyer than the price or the terms specified in the First Offer). If the Transfer of the Offered Interest is not consummated within 120 days after the expiration of the 30-day period referred to in Section 8.3(b), the Offeror may not thereafter Transfer all or any part of its Partnership Interest or Economic Rights to the same Person who made the Third Party Offer (if applicable) or to any other Person without first delivering another Offering Notice and complying with the provisions of this Section 8.3. If a Partner’s Partnership Interest is, or an Assignee’s Economic Rights are, Transferred to a Person who is not a Permitted Transferee, the transferee shall be an Assignee but shall not become a Partner unless admitted as such pursuant to the provisions of Section 9.2(i) and (ii).

(e) For purposes of this Section 8.3, the term “First Offer,” means a written offer to sell a Partner’s entire Partnership Interest or all the Assignee’s Economic Rights, as the case may be, for a specified price payable in cash. For the purposes of this Section 8.3, the term “Third Party Offer” shall mean a written offer to purchase a Partner’s entire Partnership Interest or an Assignee’s entire Economic Rights, as the case may be, open for acceptance for at least thirty (30) days, for a specified price from a financially responsible Person, identified therein by name and address, who is financially capable of complying with the terms of the Third Party Offer and who is unrelated, directly or indirectly, to the Partner or the Assignee, or any Affiliate thereof, and which does not contain terms or conditions which the Offeree, for reasons other than its financial condition, are not reasonably capable of performing, such as payment in a specific form of property (such as corporate stock or a unique or specific item or class of property) not readily available to the Offeree or for which no recognized or adequate public market exists. The Person who makes the Third Party Offer shall be deemed to be “unrelated” if, but only if, it is not an Affiliate of the Partner or the Assignee and there is no arrangement of any kind whereby the Partner or the Assignee, directly or indirectly, will be financially interested in the ownership of the Hotel Property, or any interest therein, after the sale of the Partnership Interest or the Economic Rights (other than rights arising under any Hotel Management Agreement). If the Person making the Third Party Offer is a corporation, limited liability company or partnership, all shareholders, members or partners owning more than ten percent (10%) of its stock, membership interests or partnership interests shall be identified.

Section 8.4 Transfer as Security. A Partner or an Assignee may, without complying with the provisions of Section 8.2 or Section 8.3, Transfer all or a part of the Partner’s Partnership Interest or the Assignee’s Economic Rights to the Lender as security for a debt, but any Transfer of such Partnership Interest or Economic Rights by the Lender incident to the enforcement of its rights or remedies under the documents evidencing or securing the loan (other than a Transfer to the Lender or an Affiliate thereof) must comply with the provisions of Section 8.2 and Section 8.3.

Section 8.5 Non-Complying Transfers Void. Any attempted Transfer of all or any part of a Partner’s Partnership Interest or an Assignee’s Economic Rights that does not comply with the provisions of Section 8.2 or Section 8.4 shall be null and void and of no legal effect.

Section 8.6 CNL LP Buy-Out Right. CNL LP will have the right to purchase the entire Partnership Interest of GW LP for an amount equal to the GW LP Buy-Out Price upon the occurrence of either of the following: (i) the occurrence of deadlock such that the Limited Partners are unable to agree upon a Major Decision, or (ii) the occurrence of the Management Agreements Termination Date. To exercise such right, CNL LP must, within thirty (30) days after the occurrence of the event giving CNL LP such right, give notice of such exercise to GW LP (“Buy-Out Notice”). In the event CNL LP provides a Buy-Out Notice, GW LP shall be obligated to sell its Partnership Interest to CNL LP or any other Person designated by CNL LP (in either case, hereinafter referred to in this Section 8.6 as the “Designated Purchaser”) and the Designated Purchaser shall be obligated to purchase such Partnership Interest, and (i) the closing of such purchase and sale shall occur at the principal office of the Partnership on or before one hundred twenty (120) days following the Appraisal Date on a date and at a time specified by the Designated Purchaser by notice to GW LP, (ii) any decisions to be made by the Partnership in connection with such sale to the Designated Purchaser (that is, decisions to be made on behalf of the Partnership in dealing with the Designated Purchaser) shall be made by the General Partner acting alone, (iii) the purchase price shall be paid in immediately available funds, and (iv) GW LP and the Designated Purchaser shall execute such documents as may be reasonably requested by each other to effect the transfer of GW LP’s Partnership Interest to the Designated Purchaser. For purposes of this Section 8.6, the GW LP Buy-Out Price will be calculated as of the date that CNL LP gives the Buy-Out Notice.

The purchase of GW LP’s Partnership Interest by the Designated Purchaser will be subject to all Partnership liabilities which shall be specifically assumed by the Designated

Purchaser unless the same are non–recourse to GW LP (in which case the Designated Purchaser takes subject to such liability). The Designated Purchaser shall use commercially reasonable efforts to arrange for the release of GW LP and/or any Affiliates of GW LP from the primary liability (as opposed to continuing liabilities, such as environmental liabilities, which cannot be released) to any institutional lenders having outstanding loans to the Partnership (including the cancellation and return of all guarantees, letters of credit, and other security or assurances posted or made by GW LP or any Affiliates of GW LP); provided, however, that if the Designated Purchaser is unable to arrange for such a release, then it shall indemnify GW LP as to said liabilities from and after the closing of the purchase under this Section 8.6.

Section 8.7 GW LP Put Right. If the last of the GW Management Agreements that is in effect is terminated as a result of a breach or default by either party thereto or as a result of any failure to meet the financial performance test set forth in such agreement, then GW LP will have the right to require CNL LP or any other Person designated by CNL LP (in either case, hereinafter referred to in this Section 8.7 as the “Designated Purchaser”) to purchase the entire Partnership Interest of GW LP for an amount equal to the GW LP Buy-Out Price. To exercise such right, GW LP must, within thirty (30) days after the occurrence of the event giving GW LP such right, give notice of such exercise to CNL LP (“Put Notice”). In the event GW LP provides a Put Notice, GW LP shall be obligated to sell its Partnership Interest to the Designated Purchaser and the Designated Purchaser shall be obligated to purchase such Partnership Interest, and (i) the closing of such purchase and sale shall occur at the principal office of the Partnership on or before one hundred twenty (120) days following the Appraisal Date on a date and at a time specified by the Designated Purchaser by notice to GW LP, (ii) any decisions to be made by the Partnership in connection with such sale to the Designated Purchaser (that is, decisions to be made on behalf of the Partnership in dealing with the Designated Purchaser) shall be made by the General Partner acting alone, (iii) the purchase price shall be paid in immediately available funds, and (iv) GW LP and the Designated Purchaser shall execute such documents as may be reasonably requested by each other to effect the transfer of GW LP’s Partnership Interest to the Designated Purchaser. For purposes of this Section 8.7, the GW LP Buy-Out Price will be calculated as of the date that GW LP gives the Put Notice.

The purchase of GW LP’s Partnership Interest by the Designated Purchaser will be subject to all Partnership liabilities which shall be specifically assumed by the Designated Purchaser unless the same are non–recourse to GW LP (in which case the Designated Purchaser takes subject to such liability). The Designated Purchaser shall use commercially reasonable efforts to arrange for the release of GW LP and/or any Affiliates of GW LP from the primary liability (as opposed to continuing liabilities, such as environmental liabilities, which cannot be released) to any institutional lenders having outstanding loans to the Partnership (including the cancellation and return of all guarantees, letters of credit, and other security or assurances posted or made by GW LP or any Affiliates of GW LP); provided, however, that if the Designated Purchaser is unable to arrange for such a release, then it shall indemnify GW LP as to said liabilities from and after the closing of the purchase under this Section 8.7.

Section 8.8 Appraisal Procedure. Whenever the fair market value of the Hotel Properties and the other non-cash assets of the Partnership and its Subsidiaries (the “Fair Market Value”) is to be determined for purposes of this Agreement, such fair market value shall be determined by appraisal in the following manner: (i) all appraisers shall be members of the Appraisal Institute or any organization successor thereto; (ii) CNL LP shall promptly appoint an appraiser and give notice of the appointment to GW LP; (iii) within fifteen (15) days after receipt of CNL LP’s notice, GW LP shall appoint a second appraiser; (iv) if GW LP fails to appoint a second appraiser within fifteen (15) days after receipt of CNL LP’s notice of the appointment of the first appraiser, the first appraiser shall proceed to make his/her appraisal of the Hotel Properties and other non-cash assets of the Partnership and its Subsidiaries and the Fair Market Value shall be the amount determined by the first appraiser; (v) each appraiser shall make an independent written appraisal; and (vi) the expenses of the first two appraisals shall be borne by the Partner selecting the appraiser and the expense of any third appraisal shall be divided equally between CNL LP and GW LP. If the first two (2) appraisers so appointed agree on the Fair Market Value, the Fair Market Value shall be the amount determined by them. If the two appraisers so appointed do not agree on the Fair Market Value, but if the difference between the Fair Market Value determined by each appraiser is not more than five percent (5%) of the lower of the two appraisals, the Fair Market Value shall be an amount equal to the quotient obtained by dividing the sum of the fair market values determined by each appraiser by two (2). If the two (2) appraisers so appointed do not agree on the Fair Market Value, and if the difference between the Fair Market Value determined by each appraiser is more than five percent (5%) of the lower of the two appraisals, the two appraisers shall jointly appoint a third appraiser. If the appraisers so appointed are unable, within forty-five (45) days after the appointment of the second appraiser, either to agree on the Fair Market Value (or to disagree on such value with a difference of five percent or less), or to agree on the appointment of a third appraiser, they shall give notice of such failure to agree to CNL LP and GW LP, and, if such Partners fail to agree upon the selection of a third appraiser within fifteen (15) days after the appraisers appointed by the Partners give such notice, then within twenty (20) days thereafter any Partner upon notice to the other Partners may request such appointment by the then-President of the Appraisal Institute (or any organization successor thereto), or in his/her failure to act, may apply for such appointment to the United States District Court for the jurisdiction in which the principal place of business of the Partnership is located. If a third appraiser is appointed, he/she shall make his/her determination of the Fair Market Value within thirty (30) days after his/her appointment and the Fair Market Value shall be the Fair Market Value determined by whichever of the first two appraisers is (in the opinion of the third appraiser) closest in amount to the Fair Market Value as determined by the third appraiser. The third appraiser shall not make an independent appraisal of the Fair Market Value, but the third appraiser’s function shall be solely to determine which of the appraisals made by the first two appraisers most closely represents such fair market value. Each appraiser appointed pursuant to this Section 8.8 shall be a disinterested person of nationally recognized competence who has had a minimum of ten (10) years experience in appraising full service hotels. Each appraiser shall determine the Fair Market Value, as a whole, on the basis of all relevant factors affecting such fair market value. The party appointing each appraiser shall be obligated, promptly after receipt of the valuation report prepared by the appraiser appointed by such party, to deliver a copy of such valuation report to the other party or parties in the manner provided elsewhere in this Agreement for the giving of notices. If a third appraiser is appointed, the third appraiser shall be directed, at the time of his or her appointment, to promptly deliver copies of his or her determination of which of the first two (2) appraisals most closely represents the Fair Market Value to all parties in the manner provided elsewhere in this Agreement for the giving of notices. The “Appraisal Date” shall be the earliest to occur of (i) the date of the first appraiser’s appraisal report, if GW LP fails to appoint a second appraiser within the time required by this Section 8.8, (ii) the date on which the first appraiser and the second appraiser sign a joint report in which they agree on the Fair Market Value, (iii) the later of the date of the first appraiser’s appraisal report or the second appraiser’s appraisal report, if the first two appraisers do not agree on the Fair Market Value, but the difference between them is less than five percent of the lower of their two appraisals, or (iv) the date of the third appraiser’s determination of which of the first two (2) appraisals most closely represents the Fair Market Value

Section 8.9 Sale by CNL Partners. In connection with any sale by the CNL Partners of their entire Partnership Interests to a Person who is not a Partner or a Permitted Transferee in accordance with the foregoing terms of this Article 8 (hereinafter referred to in this Section 8.9 as the “Third Party Purchaser”), the CNL Partners may send a notice to GW LP setting forth the identity of the Third Party Purchaser and the terms of such sale and requesting that GW LP sell its entire Partnership Interest to the Third Party Purchaser (the “Third Party Sale Notice”). Within fifteen (15) days after GW LP’s receipt of the Third Party Sale Notice, it must elect to either agree to such request or to object to such request; provided, that if it does not timely send such notice it will be deemed to have agreed to such request. If GW LP agrees to such request or is deemed to have agreed to such request, then it shall be obligated to sell its entire Partnership Interest to the Third Party Purchaser upon the same terms as the CNL Partners sell their entire Partnership Interests to the Third Party Purchaser; provided, however, that the purchase price to be received by GW LP for its Partnership Interests will be equal to the aggregate purchase price to be received by the CNL Partners for their Partnership Interests multiplied by a fraction, the numerator of which will be the Percentage Interest of GW LP and the denominator of which will be the aggregate Percentage Interests of the CNL Partners. If GW LP timely sends notice to the CNL Partners that it objects to such request, then the CNL Partners will have the right to either sell their entire Partnership Interests to the Third Party Purchaser without GW LP participating in such sale or require that GW LP purchase the entire Partnership Interests of the CNL Partners for the same purchase price and upon the same other terms offered by the Third Party Purchaser. To exercise such right, the CNL Partners must send notice of such exercise to GW LP within thirty (30) days after GW LP’s receipt of the Third Party Sale Notice. In connection with any purchase of the Partnership Interest of GW LP pursuant to this Section 8.9, GW LP agrees that it shall fully cooperate in all reasonable respects with the CNL Partners and the Third Party Purchaser with respect to such purchase, it shall use good faith commercially reasonable efforts to effect such purchase in accordance with the terms agreed to by the CNL Partners and the Third Party Purchaser, and it shall not act or fail to act so as to unreasonably delay the purchase of Partnership Interests under this Section 8.9. If GW LP breaches the terms of this Section 8.9 and such breach is not cured within five (5) Business Days after notice thereof is provided by the CNL Partners to GW LP, then GW LP will no longer have any rights under this Section 8.9 with respect to the subject purchase and sale transaction.

Section 8.10 Tag Along Right. In connection with any sale by the CNL Partners of their entire Partnership Interests to a Person who is not a Partner or a Permitted Transferee in accordance with the foregoing terms of this Article 8 (hereinafter referred to in this Section 8.10 as the “Third Party Purchaser”), GW LP may require that the Third Party Purchaser also acquire the entire Partnership Interest of GW LP upon the same terms as the CNL Partners are selling to the Third Party Purchaser; provided, however, that the purchase price to be received by GW LP for its Partnership Interest will be equal to the aggregate purchase price to be received by the CNL Partners for their Partnership Interests multiplied by a fraction, the numerator of which will be the Percentage Interest of GW LP and the denominator of which will be the aggregate Percentage Interests of the CNL Partners; provided further, however, that the right of GW LP under this Section 8.10 will not apply if GW LP has objected to a request made by the CNL Partners to participate in the subject purchase and sale transaction pursuant to Section 8.9. In connection with any purchase of the Partnership Interest of GW LP pursuant to this Section 8.10, GW LP agrees that it shall fully cooperate in all reasonable respects with the CNL Partners and the Third Party Purchaser with respect to such purchase, it shall use good faith commercially reasonable efforts to effect such purchase in accordance with the terms agreed to by the CNL Partners and the Third Party Purchaser, and it shall not act or fail to act so as to unreasonably delay the purchase of Partnership Interests under this Section 8.10. If GW LP breaches the terms of this Section 8.10 and such breach is not cured within five (5) Business Days after notice thereof is provided by the CNL Partners to GW LP, then GW LP will no longer have any rights under this Section 8.10 with respect to the subject purchase and sale transaction.

Section 8.11 Affiliated Partners. For purposes of this Article 8, the term “GW LP” will include GW LP and any Permitted Transferees of GW LP and the terms “CNL LP” and “CNL Partners” will include CNL GP, CNL LP and any Permitted Transferees of CNL GP or CNL LP.

ARTICLE 9

ADMISSION OF ASSIGNEES

Section 9.1 Rights of Assignees. The Assignee of a Partnership Interest has no Management Rights and, unless the Assignee is a Permitted Transferee, no right to become a Partner. The Assignee’s only rights are the Economic Rights allocable to the Transferred Partnership Interest.

Section 9.2 Admission of Assignee as a Partner. An Assignee shall be admitted as a Partner with all rights of the Partner who initially Transferred the Partnership Interest to the Assignee, but only if (i) the Partner who initially Transferred the Partnership Interest so provides in the instrument of Transfer, (ii) the Assignee agrees in writing to be bound by the provisions of this Agreement and (iii) the Partners consent in writing to the admission of the Assignee as a Partner. Each Partner shall have the right to give or withhold its consent to the admission of the Assignee as a Partner in such Partner’s sole and absolute discretion. An Assignee who is admitted as a Partner shall have all the rights and powers and be subject to all the restrictions and liabilities of the Partner who originally Transferred the Partnership Interest. The admission of the Assignee as a Partner, without more, shall not release the Partner who originally Transferred the Partnership Interest from any liability to the Partnership that exists before such admission.

Section 9.3 Admission of Permitted Transferee as Partner. A Permitted Transferee to whom a Partnership Interest is Transferred shall be admitted as a Partner, without the necessity of obtaining the written consent of the other Partners, only if the conditions described in clauses (i) and (ii) of Section 9.2 are satisfied. Any costs of any such Transfer that are incurred by the Partnership shall be paid by the Permitted Transferee or its transferor.

ARTICLE 10

DEFAULT AND REMEDIES

Section 10.1 Events of Default. Each of the following events shall be deemed to be, and is referred to in this Agreement as, an “Event of Default”:

(a) (i) a default (within the meaning of Section 4.3(b)) by a Partner in paying the Partner’s proportionate share of an Additional Capital Contribution to the Partnership on the Due Date which continues for more than ten (10) days after the General Partner or, if the General Partner is in default, any Partner other than the General Partner (the “Other Partner”) gives a notice to the Partner specifying the default, or (ii) a default by CNL LP with respect to its obligation to make any Capital Contributions or other payments pursuant to Section 4.2(d) or Section 4.7;

(b) a default by a Partner in performing or observing any of the provisions of this Agreement (other than those referred to in Section 10.1(a) above and Section 10.1(c) and Section 10.1(d) below) which is not remedied by the Partner (i) within fifteen (15) days after the General Partner or the Other Partner gives a notice to the Partner specifying the default, or (ii) in the case of a default which cannot with due diligence and in good faith be cured within fifteen (15) days, within such additional period, if any, as may be reasonably required by the Partner to cure the default with due diligence and in good faith provided that the Partner commences the curing of the same within the fifteen (15) day period (it being intended that, in connection with any default which is not susceptible of being cured with due diligence and in good faith within fifteen (15) days, the time within which the Partner is required to cure the default shall be extended for such additional period as may be reasonably necessary to cure the default with due diligence and in good faith but in no event shall such additional period exceed 90 days);

(c) Transfer by a Partner of the Partner’s Partnership Interest in a manner not permitted by Article 8;

(d) (INTENTIONALLY DELETED); and

(e) the taking of any of the following actions by a Partner pursuant to or within the meaning of Title 11, Federal Bankruptcy Code (11 U.S.C.A.) or any similar federal or state law for the relief of debtors (“Bankruptcy Law”):

(i) commencing a voluntary case;

(ii) consenting to the entry of an order for relief against the Partner in an involuntary case;

(iii) consenting to the appointment of a receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law (a “Custodian”) of the Partner or for all or substantially all of the Partner’s property;

(iv) making a general assignment for the benefit of the Partner’s creditors; or

(v) the entry by a court of competent jurisdiction of an order or decree under any Bankruptcy Law that:

(vi) is for relief against a Partner in an involuntary case, which order or decree remains unstayed and in effect for 90 days,

(vii) appoints a Custodian of the Partner for all or substantially all of its property, which order or decree remains unstayed and in effect for 90 days, or

(viii) orders the liquidation of the Partner (if the Partner is not an individual), which order or decree remains unstayed and in effect for 90 days.

Section 10.2 Adjustment of Percentage Interests. If an Event of Default described in Section 10.1(a) occurs, any Nondefaulting Partner shall have the option, but without imposing on it the obligation, to contribute the share of the Additional Capital Contribution which the Defaulting Partner was obligated, but failed, to contribute (the “Defaulting Partner’s Share”) (and if more than one Nondefaulting Partner exercises such option, or any other right or option under this Article 10, such option or right shall be exercised by each Nondefaulting Partners, pro rata in accordance with their respective Percentage Interests, or in such other manner as they may determine, and the term “Nondefaulting Partner” as used in this Article 10 shall mean the aggregate of such Nondefaulting Partners who exercise such option or right). To exercise the option, the Nondefaulting Partner must give notice of such exercise to the Defaulting Partner within sixty (60) days after the occurrence of the Event of Default. If the Nondefaulting Partner contributes the Defaulting Partner’s Share (as well as the Nondefaulting Partner’s own share of the applicable Additional Capital Contributions), then the Percentage Interests of the Defaulting Partner and the Nondefaulting Partner shall be adjusted as follows:

(a) the Percentage Interest of the Nondefaulting Partner shall be increased by the percentage that corresponds to a fraction, the numerator of which will be equal to two hundred percent (200%) of the Defaulting Partner’s Share and the denominator of which will be equal to the aggregate balance of the Partner’s Capital Accounts as of the date upon which the Nondefaulting Partner contributed the Defaulting Partner’s Share, and, if there is more than one Partner comprising the Nondefaulting Partner, then such increase shall be allocated to such Partners pro rata in accordance with the amount of the Defaulting Partner’s Share contributed by each such Partner; and

(b) the Percentage Interest of the Defaulting Partner shall be decreased by the percentage by which the Nondefaulting Partner’s Percentage Interest is increased pursuant to Section 10.2(a) above.

Section 10.3 Deemed Priority Loan. If there is a default under Section 4.2(d) and such default has not been cured on or before the date that is ten (10) days after CNL LP receives written notice of such default (the “Priority Loan Date”), then GW LP shall be deemed to have made a loan to the Partnership in an amount equal to the difference between seventy percent (70%) and the Percentage Interest of the CNL Partners on the Priority Loan Date multiplied by the Initial Contributed Property Value (the “Deemed Priority Loan”). The Deemed Priority Loan will be deemed to accrue interest at a deemed simple interest rate of thirteen percent (13%) per annum and the Deemed Priority Loan and any accrued and unpaid deemed interest thereon will be paid to GW LP as a distribution of Net Cash Flow or Capital Proceeds before any other distributions of Net Cash Flow or Capital Proceeds are made to the Partners pursuant to Section 5.1. Notwithstanding the characterization of the Deemed Priority Loan as a loan pursuant to the foregoing provisions of this Section 10.3, all distributions made to GW LP pursuant to this Section 10.3, whether on account of the Deemed Priority Loan or deemed interest thereon, shall be treated as distributions made by the Partnership to GW LP on account of its ownership interest in the Partnership and shall reduce GW LP’s Capital Account balance in accordance with Section 4.4 above. Notwithstanding any other terms of this Agreement to the contrary, the provisions of this Section 10.3 set forth the sole remedy of GW LP with respect to a default under Section 4.2(d).

Section 10.4 Dells Attraction Addition Default. If there is a default under Section 13(a) of the Formation Agreement or under the Development Agreement and CNL LP funds any costs and/or expenses relating to the Dells Attraction Addition as a result of such default by making a Capital Contribution to the Partnership (which it may do without the consent of any other Partner), then the Percentage Interest of CNL LP shall be increased by the percentage that corresponds to a fraction, the numerator of which will be equal to two hundred percent (200%) of the Capital Contribution so made by CNL LP and the denominator of which will be equal to the aggregate Capital Account balances of the Partners as of the date upon which CNL LP makes such Capital Contributions, and the Percentage Interest of GW LP shall be decreased by the percentage by which CNL LP’s Percentage Interest is increased pursuant to this Section 10.4.

Section 10.5 Remedies. In addition to the rights of the Nondefaulting Partner set forth above in this Article 10, the Nondefaulting Partner shall have all rights at law or in equity against the Defaulting Partner with respect to any Event of Default by the Defaulting Partner. Furthermore, during the continuance of an Event of Default, the right of the Defaulting Partner to approve or disapprove Major Decisions shall be suspended.

ARTICLE 11

(INTENTIONALLY DELETED)

ARTICLE 12

SALE OF PROPERTY

Section 12.1 Partner’s Right to Make Proposed Offer or to Obtain Third Party Offer. If, at any time on or after the third anniversary of the Effective Date, either GW LP or CNL LP (the “Proposing Partner”) desires to cause any of the Subsidiaries to sell any of the Hotel Properties, the Proposing Partner shall have the right, except as otherwise provided in Section 12.4 and subject to any restrictions on sale imposed on the Partnership and the Subsidiaries by the terms of any Mortgage encumbering such Hotel Property or the Hotel Management Agreement applicable to such Hotel Property, to deliver to the other Partner (the “Responding Partner”) either:

(a) a proposed offer (the “Proposed Offer”) containing (i) the minimum purchase price (the “Minimum Price”) for the Hotel Property which the Proposing Partner would be willing to cause the Partnership to accept in connection with a sale of the Hotel Property to an unrelated third party for cash (within the meaning of Section 12.6), subject to the Hotel Management Agreement and easements, covenants, conditions and other matters affecting title and all leases with tenants (other than the Operating Lease applicable to such Hotel Property) and (ii) any and all other terms and conditions of such proposed Transfer (the “Terms”); or

(b) a Bona Fide Third Party Offer (as defined in Section 12.5) providing for the purchase of the Hotel Property for cash (within the meaning of Section 12.6), subject to the Hotel Management Agreement and easements, covenants, conditions and other matters affecting title and all leases with tenants (other than the Operating Lease applicable to such Hotel Property). The delivery of a Bona Fide Third Party Offer by the Proposing Partner shall constitute a representation and warranty by the Proposing Partner to the Responding Partner that the Bona Fide Third Party Offer is bona fide in all respects.

Section 12.2 Responding Partner’s Option to Purchase. For a period of forty-five (45) days after receipt of the Proposed Offer or the Bona Fide Third Party Offer, as the case may be, the Responding Partner (the “Purchaser”) shall have the option to purchase the particular Hotel Property (i) for an amount equal to the Minimum Price and on the Terms in the case of a Proposed Offer or (ii) in accordance with the terms of the Bona Fide Third Party Offer in the case of a Bona Fide Third Party Offer. The option must be exercised by the Responding Partner by giving notice of exercise of the option to the Proposing Partner within the forty-five (45)-day period. If the Responding Partner exercises the option, the closing of the purchase of the Hotel Property shall be in accordance with the Terms or the Bona Fide Third Party Offer, as applicable, and shall take place within one hundred twenty (120) days after the date upon which the Proposed Offer or the Bona Fide Third Party Offer is received by the Responding Partner.

Section 12.3 Sale of Hotel Property. If the Responding Partner does not exercise the option to purchase the Hotel Property within forty-five (45) days after receipt of the Proposed Offer or the Bona Fide Third Party Offer, as the case may be, or if the Responding Partner timely exercises the option but the Purchaser thereafter defaults in consummating the purchase of the Hotel Property, the Proposing Partner shall have the right at any time within the one hundred eighty (180) day period beginning on the date of expiration of the option (or the date of the Purchaser’ default, if applicable), without the necessity of obtaining the consent or approval of the Responding Partner (or any other Partner), to cause the applicable Subsidiary to sell the Hotel Property for a purchase price payable in cash (within the meaning of Section 12.6) equal to or greater than the Minimum Price or the purchase price of the Hotel Property payable under the Bona Fide Third Party Offer, as the case may be (or, if the Responding Partner exercises the option but the Purchaser thereafter defaults in purchasing the Hotel Property, for a purchase price payable in cash equal to or greater than ninety-five percent (95%) of the Minimum Price or the purchase price of the Hotel Property payable under the Bona Fide Third Party Offer, as the case may be). If the Proposing Partner fails, within the one hundred eighty (180) day period, to cause the Partnership to consummate a sale of the Hotel Property which complies with this Section 12.3, the provisions of this Article 12 shall apply with respect to any future desire on the part of the Proposing Partner to cause the Partnership to sell the Hotel Property. Any sale of the Hotel Property to a Person other than the Responding Partner as a result of a Proposed Offer shall be in accordance with the Terms or terms that are less favorable to the buyer than the Terms.

Section 12.4 Exceptions. No Partner may (i) deliver a Proposed Offer or a Bona Fide Third Party Offer after it or another Partner has delivered a Bona Fide Third Party Offer until the Responding Partner’s option under Section 12.2 has expired without being exercised and the Proposing Partner’s right to cause a sale of the Hotel Property pursuant to Section 12.3 has expired, or (ii) deliver a Bona Fide Third Party Offer after it has delivered a Proposed Offer until the Responding Partner’s option under Section 12.2 has expired without being exercised and the Proposing Partner’s right to cause a sale of the Hotel Property pursuant to Section 12.3 has expired. If, after the Responding Partner elects to purchase a Hotel Property pursuant to Section 12.2, the Responding Partner defaults in making the purchase, the Responding Partner shall not be permitted to deliver a Proposed Offer or a Bona Fide Third Party Offer to the Proposing Partner for a period of twelve (12) months following the date of the default.

Section 12.5 Bona Fide Third Party Offer. For purposes of this Article 12, the term “Bona Fide Third Party Offer” shall mean a written offer to purchase a Hotel Property for a specified price from a financially responsible Person, identified therein by name and address, who reasonably appears capable of complying with the terms of the Bona Fide Third Party Offer and who is unrelated, directly or indirectly, to the Proposing Partner, and which does not contain terms or conditions which the Responding Partner, for reasons other than its financial condition, is not reasonably capable of performing, such as payment in a specific form of property (such as corporate stock or a unique or specific item or class of property) not readily available to the Responding Partner or for which no recognized or adequate public market exists. The Person who makes the Bona Fide Third Party Offer shall be deemed to be “unrelated” only if it is not an Affiliate of the Proposing Partner and there is no arrangement of any kind whereby the Proposing Partner, directly or indirectly, will be financially interested in the ownership of the Hotel Property, or any interest therein, after the subject transaction, (other than rights arising under any Hotel Management Agreement).

Section 12.6 Cash Price. For all purposes of this Article 12, the purchase price of the Hotel Property shall be deemed to be payable in cash if the purchase price is payable in part by assuming, or taking title to the Hotel Property subject to, all or any of the existing Mortgages (and paying any loan assumption fees) and the balance is payable in cash.

ARTICLE 13

DISSOLUTION OF PARTNERSHIP

Section 13.1 Events Causing Dissolution. The Partnership shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a) the sale, exchange, or other disposition by the Partnership of all or substantially all of its assets; provided, however, that if, in connection with such sale or other disposition, the Partnership receives a promissory note or notes evidencing all or a part of the purchase price of such property, the Partnership shall not be dissolved until such promissory note(s) is (are) satisfied, sold or otherwise disposed of;

(b) the sale, exchange, or other disposition by all of the Subsidiaries of all or substantially all of their assets; provided, however, that if, in connection with such sale or other disposition, the Subsidiaries receives a promissory note or notes evidencing all or a part of the purchase price of such property, the Partnership shall not be dissolved until such promissory note(s) is (are) satisfied, sold or otherwise disposed of; or

(c) the consent in writing by the Partners, acting unanimously, that the Partnership shall be dissolved.

The Partnership shall not be dissolved by the death, resignation, withdrawal, bankruptcy or dissolution of a Partner and the Partnership’s business shall continue pursuant to Section 17-801 of the Act. In the event of the withdrawal of the General Partner, within ninety (90) days after such withdrawal, the Limited Partners shall appoint, effective as of the date of the withdrawal, a replacement general partner or general partners for the Partnership by the affirmative vote of the Limited Partners owning at least fifty-one percent (51%) of the total Percentage Interests of the Limited Partners.

Section 13.2 Winding Up. If the Partnership is dissolved, the General Partner shall proceed with dispatch and without any unnecessary delay to sell or otherwise liquidate all property of the Partnership and the Subsidiaries. Any act or event (including the passage of time) causing a dissolution of the Partnership shall in no way affect the validity of, or shorten the term of, any lease, contract or other obligation entered into by or on behalf of the Partnership. The full rights, powers and authorities of the General Partner shall continue so long as appropriate and necessary to complete the process of winding up the business and affairs of the Partnership.

Section 13.3 Application of Assets in Winding Up. In winding up the Partnership, after paying or making provision for payment of all of its liabilities and making any and all allocations of items of income, gain, loss, deduction and credit required hereunder, the remaining net proceeds and liquid assets shall be distributed among the Partners in the manner specified in Section 5.1(b).

Section 13.4 Negative Capital Accounts. No Partner shall be obligated to restore to any extent the negative balance in its Capital Account, whether on liquidation of the Partnership or otherwise.

Section 13.5 Termination. The Partnership shall terminate, except for the purpose of suits, other proceedings, and appropriate action as provided in the Act, when all of its property shall have been disposed of and the net proceeds and liquid assets, after satisfaction of liabilities to Partnership creditors, shall have been distributed among the Partners. The General Partner shall have authority to distribute any Partnership property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Partnership.

ARTICLE 14

MISCELLANEOUS PROVISIONS

Section 14.1 Notices

(a) Each notice, request, demand, consent, approval or other communication (hereafter in this Section 14.1 referred to collectively as “Notices” and referred to singly as a “Notice”) which any party is required or permitted to give to the other party pursuant to this Agreement shall be in writing and shall be deemed to have been duly and sufficiently given if (i) personally delivered with proof of delivery thereof, (ii) sent by FedEx (or other similar nationally recognized overnight courier) designating early morning delivery, or (iii) sent by United States registered or certified mail, return receipt requested, postage prepaid, at a post office regularly maintained by the United States Postal Service. All notices given pursuant to this Section 14.1(a) shall be deemed to have been given (i) if delivered by hand, on the date of delivery or on the date delivery was refused by the addressee, or (ii) if delivered by United States mail or by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee).

(b) All Notices shall be addressed to the parties at the following addresses:

if to either of the CNL Partners:

c/o CNL Income Properties, Inc.

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801-3336

Attention: Ms. Tammie A. Quinlan

Chief Financial Officer

With copies to:

c/o CNL Income Properties, Inc.

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801-3336

Attention: Amy Sinelli, Esquire

Corporate Counsel

and

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

Orlando, Florida 32801

Attention: William T. Dymond, Esquire

if to GW LP:

Great Wolf Resorts, Inc.

122 W. Washington Avenue,

Madison, Wisconsin 53703

Attention: Mr. Hernan R. Martinez

President - Development Division

with copies to:

Great Wolf Resorts, Inc.

122 W. Washington Avenue,

Madison, Wisconsin 53703

Attention: Michael Schroeder, Esquire

General Counsel

and

Heller Ehrman LLP

Times Square Tower

7 Times Square

New York, New York 10036

Attention: Bruce D. Saber, Esquire

Any party may, by Notice given pursuant to this Section 14.1, change the Person or Persons and/or address or addresses, or designate an additional Person or Persons or an additional address or addresses, for its Notices, but Notice of a change of address shall only be effective upon actual receipt. Each party agrees that it will not refuse or reject delivery of any Notice given hereunder, that it will acknowledge, in writing, receipt of the same upon request by the other party and that any Notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the courier service.

(c) All Notices that are required or permitted to be given under this Agreement may be given by the parties hereto or by their respective counsel, who are hereby authorized to do so on the parties’ behalf.

Section 14.2 Integration. This Agreement, the Formation Agreement, the Development Agreement, and any other agreements to be entered into pursuant to the Formation Agreement, set forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the Partnership, the Partnership business and the property of the Partnership, and there are no promises, agreements, conditions, understanding, warranties, or representations, oral or written, express or implied, among them other than as set forth herein or in the Formation Agreement.

Section 14.3 Governing Law. It is the intention of the parties that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Delaware.

Section 14.4 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective spouses, heirs, executors, administrators, personal and legal representatives, successors and assigns.

Section 14.5 Jurisdiction and Venue. Jurisdiction of and venue for any action or proceeding arising out of or connected with this Agreement shall lie exclusively in the state courts of competent jurisdiction of the State of Delaware. Each party expressly waives all other jurisdiction and venue and agrees that it shall be subject personally to the jurisdiction of the agreed-upon court(s).

Section 14.6 Jury Trial Waiver. EACH PARTNER HEREBY WAIVES SUCH PARTNER’S RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT AND THE BUSINESS RELATIONSHIP THAT IS BEING ESTABLISHED. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY EACH PARTNER. EACH PARTNER ACKNOWLEDGES THAT NO PERSON HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTNER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTNER HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND EACH PARTNER WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTNER FURTHER ACKNOWLEDGES THAT EACH HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER.

Section 14.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by the parties (in counterparts or otherwise). Signatures received through facsimile transmission shall bind the party whose signature is so received as if such signature were an original. At the request of any party, the parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction.

Section 14.8 Incorporation of Recitals. The recitals set forth above are incorporated and made a part of this Agreement as if fully set forth herein.

IN WITNESS WHEREOF, the undersigned parties have signed this Amended and Restated Limited Liability Limited Partnership Agreement of CNL Income GW Partnership, LLLP as of the day and year first above written.

GENERAL PARTNER:

Signed, Sealed and Delivered In The Presence of:	CNL INCOME GW GP, LLC, a Delaware limited liability company,

	By:	/s/ Tammie A. Quinlan
Name:		Tammie A. Quinlan Executive Vice President

Name:

LIMITED PARTNERS:
CNL INCOME PARTNERS, LP, a Delaware limited partnership

	By:	CNL Income GP Corp., a Delaware corporation, Sole General Partner

		By:	/s/ Tammie A. Quinlan
Name:			Tammie A. Quinlan Executive Vice President

Name:

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC, a Delaware limited liability company

Name:	By:	/s/ Hernan R. Martinez
Hernan R. Martinez Vice President
Name: